UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

NIKE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

August 2, 2010

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, on Monday, September 20, 2010, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M.

The meeting will consist of a brief presentation followed by the business items listed on the attached notice.

Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

Sincerely,

Philip H. Knight

Chairman of the Board

Notice of Annual Meeting of Shareholders

September 20, 2010

To the Shareholders of NIKE, Inc.

The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 20, 2010, at 10:00 A.M., at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, for the following purposes:

1.	To elect a Board of Directors for the ensuing year.

2.	To re-approve and amend the NIKE, Inc. Executive Performance Sharing Plan.

3.	To re-approve and amend the NIKE, Inc. 1990 Stock Incentive Plan.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

5.	To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 26, 2010, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present your proxy or voter instruction card or meeting notice for admission.

By Order of the Board of Directors

JOHN F. COBURN III

Secretary

Beaverton, Oregon

August 2, 2010

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or over the internet following the instructions on the proxy.

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 20, 2010, and at any adjournment thereof (the “Annual Meeting”). The Company expects to provide notice and electronic delivery of this proxy statement and the enclosed proxy to shareholders on or about August 2, 2010.

The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted FOR (1) the election of each of the named nominees for director, (2) re-approval and amendment of the NIKE, Inc. Executive Performance Sharing Plan, (3) re-approval and amendment of the NIKE, Inc. 1990 Stock Incentive Plan, and (4) ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

VOTING SECURITIES

Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock”), at the close of business on July 26, 2010, will be entitled to vote at the Annual Meeting. On that date, 89,989,448 shares of Class A Stock and 390,892,443 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights. All share and per-share amounts in this proxy statement have been adjusted to reflect the two-for-one stock split of the Class A Stock and the Class B Stock effected on April 2, 2007 in the form of a 100 percent common stock dividend.

Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect four directors, and holders of Class A Stock, voting separately, will elect nine directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposals 2, 3, and 4.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors is composed of 10 independent directors, one outside director who is not independent, Philip H. Knight, the Chairman of the Board, and Mark G. Parker, President and Chief Executive Officer. There were six meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. The Company encourages all directors to attend each annual meeting of shareholders, and all who were directors at the time attended the 2009 Annual Meeting.

Board Committees

The Board currently has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Finance Committee, a Corporate Responsibility Committee, and a Compensation Committee, and may also appoint other committees from time to time. Each committee has a written charter; all such charters, as well as the Company’s corporate governance guidelines, are available at the Company’s internet website (www.nikebiz.com/investors) and will be provided in print to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453.

The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 2010, but took actions from time to time pursuant to written consent resolutions.

The Audit Committee is responsible for the engagement or discharge of the independent registered public accountants, reviews and approves services provided by the independent registered public accountants, and reviews with the independent registered public accountants the scope and results of their annual examination of the Company’s consolidated financial statements and any recommendations they may have. The Audit Committee also reviews the Company’s procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and the Company’s policies concerning financial reporting and business practices. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the New York Stock Exchange listing standards. The Board has also determined that Mr. Graf is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission.

The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends director nominees for election at each annual shareholder meeting, and develops and recommends corporate governance guidelines and standards for business conduct and ethics. The Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations to the Board concerning the structure and membership of the other Board committees. The Company’s written policy requires the Nominating and Corporate Governance Committee to review any transaction or proposed transaction with a related person that would be required to be reported under Item 404(a) of Regulation S-K, and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Board has determined that each member of the Nominating and Corporate Governance Committee meets all applicable independence requirements under the New York Stock Exchange listing standards.

The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments.

The Corporate Responsibility Committee reviews significant activities and policies regarding labor and environmental practices, community affairs, charitable and foundation activities, diversity and equal opportunity, and environmental and sustainability initiatives, and makes recommendations to the Board of Directors.

The Compensation Committee oversees the performance evaluation of the Chief Executive Officer and our other Named Executive Officers, and recommends their compensation for approval by the independent members of the Board of Directors. The Compensation Committee also grants stock options and restricted stock awards under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan. The Committee also makes recommendations to the Board regarding other management incentive compensation arrangements and profit sharing plan contributions. The Board has determined that each member of the Compensation Committee meets all applicable independence requirements under the New York Stock Exchange listing standards.

The table below provides information regarding membership of each Board committee as of May 31, 2010 and meetings held during fiscal 2010:

Director Name	Audit	Compensation	Nominating and Corporate Governance	Corporate Responsibility	Finance	Executive
John G. Connors	✓				✓
Jill K. Conway			✓	Chair
Timothy D. Cook		✓	✓
Ralph D. DeNunzio		Chair	Chair		✓
Alan B. Graf, Jr.	Chair
Douglas G. Houser			✓	✓		✓
Philip H. Knight						Chair
John C. Lechleiter		✓		✓
Mark G. Parker						✓
Johnathan A. Rodgers		✓		✓
Orin C. Smith	✓				Chair
John R. Thompson, Jr.				✓
Phyllis M. Wise				✓

Meetings in Fiscal 2010	13	7	4	5	5	0

Director Independence

Pursuant to New York Stock Exchange rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Board affirmatively determined that commercial or charitable relationships below the following thresholds will not be considered material relationships that impair a director’s independence: (i) if a NIKE director or immediate family member is an executive officer of another company that does business with NIKE and the annual sales to, or purchases from, NIKE are less than one percent of the annual revenues of the other company; and (ii) if a NIKE director or immediate family member serves as an officer, director or trustee of a charitable organization, and NIKE’s contributions to the organization are less than one percent of that organization’s total annual charitable receipts. After applying this categorical standard, the Board of Directors has determined that all directors have no material relationship with the Company and, therefore, are independent, except for Messrs. Knight, Parker, and Thompson. Mr. Knight and Mr. Parker are executive officers of the Company. Mr. Thompson is not independent pursuant to New York Stock Exchange rules, because the Company has a contract with his son, who is the head basketball coach at Georgetown University, to provide endorsement and consulting services to the Company, under which the Company paid to him $141,241 for services, product, and travel in fiscal 2008.

Director Nominations

The Nominating and Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Dr. Wise was identified by a director search firm, which also provided information about her qualifications and experience. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected.

The Board of Directors has adopted qualification standards for the selection of independent nominees for director which can be found at our internet website: www.nikebiz.com/investors. As provided in the these standards and the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, distinguished business experience or other non-business achievements; education; significant knowledge of international business, finance, marketing, technology, law, or other fields which are complementary to, and balance the knowledge of, other Board members; a desire to represent the interests of all shareholders; independence; character; ethics; good judgment; diversity; and ability to devote substantial time to discharge Board responsibilities.

The Nominating and Corporate Governance Committee identifies qualified potential candidates without regard to their age, gender, race, national origin, sexual orientation, or religion. While the Board has no formal policy regarding Board member diversity, the Nominating and Corporate Governance Committee considers and discusses diversity in selecting nominees for director and in the re-nomination of an incumbent director. The Committee views diversity broadly, including gender, ethnicity, differences of viewpoint, geographic location, skills, education, and professional and industry experience, among others. The Board believes that a variety and balance of perspectives on the Board can result in more thoughtful deliberations.

In considering the re-nomination of an incumbent director, the Nominating and Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to the Board. All potential new director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Chair of the Nominating and Corporate Governance Committee, who may seek additional information about the background and qualifications of the candidate, and who may determine that a candidate does not have qualifications that merit further consideration by the full Committee. With respect to new director candidates who pass the initial screening, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board of Directors. The final decision to either appoint a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors.

Directors first elected after the 1993 fiscal year must retire at age 72.

Shareholder Communications with Directors

Shareholders or interested parties desiring to communicate directly with the Board of Directors, with the non-management directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients, c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. All such communications will be reviewed, compiled as necessary, and then forwarded to the designated recipient or recipients in a timely manner.

Board Leadership Structure

NIKE’s governance documents provide the Board with flexibility to select the appropriate leadership structure of the Company. In determining the leadership structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board, and the best interests of the Company’s shareholders. In 2004, the Board of Directors chose to separate the position of Chairman of the Board from the position of President and Chief Executive Officer (“CEO”), although this is not a permanent policy of the Board. The Chairman, Mr. Knight, presides over meetings of the Board of Directors and shareholders, and serves as an ex officio member of all committees of the Board. The CEO, Mr. Parker, is in charge of the general supervision, direction, and control of the business and affairs of the Company, subject to the overall direction and supervision of the Board of Directors and its committees, and also serves as an ex officio member of all committees of the Board.

The Board believes this leadership structure is appropriate for the Company because it separates the leadership of the Board from the duties of day-to-day leadership of the Company. In particular, it permits Mr. Parker to focus his full time and attention to the business, the supervision of which has become increasingly important as the Company has grown. In addition, the structure permits Mr. Knight to direct his attention to the broad strategic issues considered by the Board of Directors. Further, with his significant Company experience and ownership of Common Stock, Mr. Knight is particularly well-suited as Chairman, helping to align the Board with the interests of shareholders.

The chairs of Board committees play an active role in the leadership structure of the Board. The Nominating and Corporate Governance Committee, and the Board, endeavor to select independent committee chairs who will provide strong leadership to guide the important work of the Board committees. Committee chairs work with senior executives to ensure that committees are discussing the key strategic risks and opportunities for the Company.

The Nominating and Corporate Governance Committee has determined that given the separation of the positions of Chairman and CEO, and the strong leadership of experienced chairs of each of the Board committees, a lead director would not improve the effectiveness of the Board at this time. A presiding director is appointed to chair executive sessions of non-management directors (consisting of all directors other than Mr. Knight and Mr. Parker). The position of presiding director is rotated among the Chairs of the various Board committees, other than the Executive Committee. The current presiding director at the executive sessions is Dr. Conway. Executive sessions are regularly scheduled and held at least once each year. For all of these reasons, the Board believes this leadership structure is optimal and has worked well for many years.

The Board’s Role in Risk Oversight

While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board of Directors takes an active role in the oversight of the management of critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of NIKE’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its strategic objectives.

The Board implements its risk oversight function both as a whole and through committees, which play a significant role in carrying out risk oversight. While the Audit Committee is responsible for oversight of management’s risk management policies, oversight responsibility for particular areas of risk is allocated among the Board committees according to the committee’s area of responsibility as reflected in the committee charters. In particular:

•

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, and legal matters. The Committee oversees the internal audit function, reviews a risk-based plan of internal audits, and a risk-based integrated audit of internal controls over financial reporting. The Committee meets separately with each of the Vice President of Corporate Audit, representatives of the independent external auditor, and senior management.

•	The Compensation Committee oversees risks and rewards associated with the Company’s compensation philosophy and programs, management succession plans, and management development.

•

The Finance Committee oversees financial matters and risks relating to budgeting, investments, access to capital, capital deployment, acquisitions and divestitures, currency risk and hedging programs, and significant capital projects.

•

The Corporate Responsibility Committee oversees issues that involve reputational risk to the Company, including community engagement, manufacturing health and safety, environmental sustainability, and diversity.

•

The Nominating and Corporate Governance Committee oversees risks associated with company governance, including NIKE’s code of business conduct and ethics, compliance programs, and the structure and performance of the Board and its committees.

Each committee chair works with the senior executive assigned to assist the committee to develop agendas for the year and for each meeting, paying particular attention to areas of business risk identified by management, Board members, internal and external auditors, and in their committee charter, and schedule agenda topics, presentations, and discussions periodically regarding business risks within their area of responsibility. At meetings, the committees discuss areas of business risk, the potential impact, and management’s initiatives to manage it, often within the context of important business decisions. Through this process key business risk areas are reviewed at appropriate times, with some topics reviewed on several occasions throughout the year. At every Board meeting the chair of each committee reports to the full Board its discussions and actions, including those affecting the oversight of various risks.

The Company believes that its leadership structure, discussed in detail above, supports the risk oversight function of the Board. Strong directors chair the various committees involved in risk oversight, there is open communication between management and directors, and all directors are involved in the risk oversight function.

Code of Business Conduct and Ethics

The NIKE Code of Ethics (“Code”) is available at the Company’s internet website (www.nikebiz.com) and will be provided in print without charge to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. The Code applies to the Company’s chief executive officer and senior financial officers, and to all other Company directors, officers and employees. The Code provides that any waiver of the Code may be made only by the Board. Any such waiver in favor of a director or executive officer will be publicly disclosed. The Company plans to disclose amendments to, and waivers from, the Code on the Company’s internet website: www.nikebiz.com/investors.

PROPOSAL 1

ELECTION OF DIRECTORS

A Board of 13 directors will be elected at the Annual Meeting. All of the nominees were elected at the 2009 annual meeting of shareholders, except for Phyllis M. Wise, who was appointed to the Board of Directors on November 19, 2009. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

Jill K. Conway, Alan B. Graf, Jr., John C. Lechleiter, and Phyllis M. Wise are nominated by the Board of Directors for election by the holders of Class B Stock. The other nine nominees are nominated by the Board of Directors for election by the holders of Class A Stock.

Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock and the four director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

The Corporate Governance Guidelines adopted by the Board of Directors provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Background information on the nominees as of July 15, 2010, including some of the attributes that led to their selection, appears below. The Nominating and Corporate Governance Committee has determined that each director meets the qualification standards described in the section entitled “Director Nominations” above. In addition, the Board firmly believes that the experience, attributes, and skills of any single director should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

Nominees for Election by Class A Shareholders

John G. Connors — Mr. Connors, 51, a director since 2005, is a partner in Ignition Partners LLC, a Seattle-area venture capital firm. Mr. Connors served as Senior Vice President and Chief Financial Officer of Microsoft Corporation from December 1999 to May 2005. He joined Microsoft in 1989 and held various management positions, including Corporate Controller from 1994 to 1996, Vice President, Worldwide Enterprise Group in 1999, and Chief Information Officer from 1996 to 1999. Mr. Connors is a certified public accountant. Mr. Connors is a member of the Board of Trustees — Swedish Medical Center, and is currently a member of the Board of Directors of Recruiting.com, Inc., Scout Analytics Inc., FiREapps, Inc., DataSphere Technologies, Inc., Splunk, Inc., Heroku, Inc. the Washington Policy Center, and the University of Washington Tyee Club. Mr. Connors was selected to serve on the Board because his experience and skills in accounting, financial leadership, venture capital, technology, and international operations enable him to make valuable contributions to NIKE’s Audit Committee and Finance Committee.

Timothy D. Cook — Mr. Cook, 49, a director since 2005, is the Chief Operating Officer of Apple, Inc. Mr. Cook joined Apple in March 1998 as Senior Vice President of Worldwide Operations and also served as Executive Vice President, Worldwide Sales and Operations. Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation from 1997 to 1998. Previous to his work at Compaq, Mr. Cook served in the positions of Senior Vice President Fulfillment and Chief Operating Officer of the Reseller Division at Intelligent Electronics from 1994 to 1997. Mr. Cook also worked for International Business Machines Corporation from 1983 to 1994, most recently as Director of North American Fulfillment. Mr. Cook is currently a member of the Board of Directors of the National Football Foundation. Mr. Cook was selected to serve on the Board because his operational executive experience and his knowledge of technology, marketing, and international business allow him to provide the Board with valuable perspectives and insights.

Ralph D. DeNunzio — Mr. DeNunzio, 78, a director since 1988, is President of Harbor Point Associates, Inc., Rye Brook, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation. He formerly served on the boards of directors of FedEx Corporation and Harris Corporation. Mr. DeNunzio was selected to serve on the Board because his extensive experience and knowledge of financial markets, compensation, and board governance enable him to provide leadership to the NIKE Board as chair of the Compensation Committee and the Nominating and Corporate Governance Committee, and provide significant insights on important financial matters.

Douglas G. Houser — Mr. Houser, 75, a director since 1970, has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965 and is presently Senior Counsel. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers, and the National Judicial College Foundation Board. Mr. Houser was selected to serve on the Board because his knowledge of NIKE and its Board, together with his experience as a principal of a significant law firm, allow him to provide beneficial contributions regarding legal issues, corporate responsibility, and board governance.

Philip H. Knight — Mr. Knight, 72, a director since 1968, is Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to 2004. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University. Mr. Knight led NIKE from a small partnership founded on a handshake to the world’s largest footwear, apparel, and equipment company. He has extensive knowledge of and experience in Company operations, sports marketing, manufacturing, management, accounting, and financial matters, which make him uniquely qualified to serve as Chairman of the Board.

Mark G. Parker — Mr. Parker, 54, has been President and Chief Executive Officer and a director since 2006. He has been employed by NIKE since 1979 with primary responsibilities in product research, design and development, marketing, and brand management. Mr. Parker was appointed divisional Vice President in charge of development in 1987, corporate Vice President in 1989, General Manager in 1993, Vice President of Global Footwear in 1998, and President of the NIKE Brand in 2001. He has extensive knowledge and experience regarding Company operations, sports marketing, manufacturing, research, design, development, and management, and is an effective leader of NIKE. His position as CEO makes his participation on the Board critical.

Johnathan A. Rodgers — Mr. Rodgers, 64, a director since 2006, is the President and Chief Executive Officer of TV One, LLC. Prior joining TV One, LLC in March 2003, Mr. Rodgers was President, Discovery Networks US for Discovery Communications, Inc. from 1996 to 2003. Prior to his work at Discovery Communications, Mr. Rodgers had a 20-year career at CBS, Inc. where he held a variety of executive positions, including President, CBS Television Stations. Mr. Rodgers is also a director of Procter & Gamble Company, a Trustee of the University of California — Berkeley, and a director of the National Cable Telecommunication Association. Mr. Rodgers was selected to serve on the Board because his experience and knowledge in media, broadcasting, and telecommunications, his skills in executive leadership, and knowledge of multicultural media allow him to provide valuable insights to the Board regarding corporate responsibility, diversity, compensation, and marketing.

Orin C. Smith — Mr. Smith, 68, a director since 2004, was President and Chief Executive Officer of Starbucks Corporation from 2000 to 2005. He joined Starbucks as Vice President and Chief Financial Officer in 1990, became President and Chief Operating Officer in 1994, and became a director of Starbucks in 1996. Prior to joining Starbucks, Mr. Smith spent a total of 14 years with Deloitte & Touche. He was later the Executive Vice President and Chief Financial Officer of two transportation companies. Between these assignments, he was Chief Policy and Finance Officer in the administrations of two Washington State Governors. Mr. Smith previously served on the board of directors of Washington Mutual Inc., and is currently a member of the board of directors of The Walt Disney Company, and serves on the Board of Regents of the University of Washington. Mr. Smith was selected to serve on the Board because his experience and skills in accounting, financial leadership, marketing, international and retail operations enable him to make valuable contributions to NIKE’s Audit Committee and Finance Committee.

John R. Thompson, Jr. — Mr. Thompson, 69, a director since 1991, was head coach of the Georgetown University men’s basketball team from 1972 until 1998. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He hosts a sports radio talk show in Washington, D.C., and is a nationally broadcast sports analyst for Turner Network Television (TNT) and the Westwood One, Inc. radio network. He serves as Assistant to the President of Georgetown for Urban Affairs, and he is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors. Mr. Thompson was selected to serve on the Board because his extensive experience and knowledge of education, college and professional sports, media, broadcasting, and knowledge of urban issues allow him to provide valuable insights to the Board regarding sports marketing, corporate responsibility, and diversity.

Nominees for Election by Class B Shareholders

Jill K. Conway — Dr. Conway, 76, a director since 1987, served as a Visiting Scholar with the Massachusetts Institute of Technology’s Program in Science, Technology and Society from 1985 to 2008. Dr. Conway was a Professor of History and President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Dr. Conway has a Ph.D. in history from Harvard University, and holds numerous Honorary Doctorates from North American and Australian universities. She previously served on the boards of directors of Merrill Lynch & Co., Inc. and Colgate Palmolive Company, and is currently a trustee of the Boston Museum Project and the John F. Kennedy Library Foundation. Dr. Conway was selected to serve on the Board because her extensive experience in higher education, multicultural issues, and women’s history allows her to effectively lead NIKE’s Corporate Responsibility Committee, serving as its Chair, and to provide significant contributions to the Board regarding societal, cultural, and educational issues that affect the Company.

Alan B. Graf, Jr. — Mr. Graf, 56, a director since 2002, is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998, and is a member of FedEx Corporation’s Executive Committee. Mr. Graf joined FedEx Corporation in 1980 and was Senior Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. He previously served on the boards of directors of Kimball International Inc., Storage USA, Inc. and

Arkwright Mutual Insurance Co., and he is currently a director of Mid-America Apartment Communities, Inc. Mr. Graf was selected to serve on the Board because his experience and skills in auditing accounting, financial management, and international operations enable him to effectively lead NIKE’s Audit Committee, serving as its Chair and financial expert.

John C. Lechleiter — Dr. Lechleiter, 56, a director since June 18, 2009, is Chairman of the Board, President, and Chief Executive Officer of Eli Lilly and Company (“Lilly”). He joined Lilly in 1979 as a senior organic chemist in the process research and development division, and has held management positions in England and the U.S. He was appointed Vice President of pharmaceutical product development in 1993, Vice President of regulatory affairs in 1994, Vice President for development and regulatory affairs in 1996, Senior Vice President of pharmaceutical products in 1998, Executive Vice President of pharmaceutical products and corporate development in 2001, and Executive Vice President of pharmaceutical operations in 2004. Dr. Lechleiter was appointed president and chief operating officer of Lilly in 2005, when he also joined Lilly’s board of directors. He was appointed president and chief executive officer in April 2008 and became chairman on January 1, 2009. He has a doctorate in organic chemistry from Harvard University and is a member of the Business Roundtable and the Business Council. Dr. Lechleiter serves on the board of directors of Pharmaceutical Research and Manufacturers of America, Fairbanks Institute, the United Way of Central Indiana, and Indianapolis Downtown, Inc. He also serves as a member of the board of trustees of Xavier University (Cincinnati, Ohio). He previously served on the board of directors of Great Lakes Chemical Corporation. Dr. Lechleiter was selected to serve on the Board because his operational executive experience and his knowledge of science, marketing, management, and international business allow him to provide the Board with significant contributions in those strategic areas.

Phyllis M. Wise — Dr. Wise, 65, appointed as director on November 19, 2009, is Interim President of the University of Washington, where she is also professor of physiology and biophysics, biology, and obstetrics and gynecology. She joined the University of Maryland School of Medicine as an assistant professor in 1976, was appointed associate professor in 1982, and professor in 1987. Dr. Wise was appointed a professor and chair of the department of physiology at the University of Kentucky in 1993, and was appointed dean of the division of biological sciences and distinguished professor of neurobiology at the University of California Davis in 2002. In 2005, she was appointed Vice President and Provost at the University of Washington, and was appointed Executive Vice President and Provost in 2007. Dr. Wise has a doctorate in zoology from the University of Michigan, has an honorary doctorate from Swarthmore College, and is an elected member of the Institute of Medicine. Dr. Wise was selected to serve on the Board because her extensive experience in medical science, health, higher education, and societal issues allow her to provide valuable contributions to the Board’s deliberations of strategic importance.

Director Compensation for Fiscal 2010

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3) ($)	Total ($)
John G. Connors	$75,000	$91,120	—	$10,400	$176,520
Jill K. Conway	62,000	91,120	—	15,109	168,229
Timothy D. Cook	71,000	91,120	—	20,400	182,520
Ralph D. DeNunzio	96,000	113,900	—	20,400	230,300
Alan B. Graf, Jr.	81,500	91,120	—	400	173,020
Douglas G. Houser	70,000	113,900	$38,526	13,900	236,326
John C. Lechleiter	66,000	216,720	—	400	283,120
Johnathan A. Rodgers	68,000	91,120	—	400	159,520
Orin C. Smith	83,000	91,120	—	20,400	194,520
John R. Thompson, Jr.	44,000	91,120	—	30,843	165,963
Phyllis M. Wise	35,083	123,150	—	240	158,473

(1)	Represents the grant date fair value of annual director options granted in fiscal 2010 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. On September 21, 2009, each listed director other than Messrs. DeNunzio and Houser and Dr. Wise was granted an option for 4,000 shares with an exercise price of $58.59 per share, which was the closing market price of our Class B Common Stock on the grant date. On September 21, 2009, each of Messrs. DeNunzio and Houser was granted an option for 5,000 shares with an exercise price of $58.59 per share. On June 18, 2009, Dr. Lechleiter was granted an option for 5,000 shares with an exercise price of $56.30 per share, and on November 19, 2009, Dr. Wise was granted an option for 5,000 shares with an exercise price of $63.56 per share. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2010. As of May 31, 2010, non-employee directors held outstanding options for the following numbers of shares of our Class B Common Stock: Mr. Connors, 38,000; Dr. Conway, 36,000; Mr. Cook, 30,000; Mr. DeNunzio, 61,000; Mr. Graf, 44,000; Mr. Houser, 25,000; Dr. Lechleiter, 9,000, Mr. Rodgers, 22,000; Mr. Smith, 46,000; Mr. Thompson, 28,000; and Dr. Wise 5,000.

(2)	Represents above-market earnings credited during fiscal 2010 to the account of Mr. Houser under our prior Executive Deferred Compensation Plan adopted in 1983 (the “1983 DCP”). While deferrals under the 1983 DCP were discontinued in 1990, earnings have continued to accrue on the 1983 DCP account balances. Under the terms of the 1983 DCP, Mr. Houser received a guaranteed return equal to the current monthly rate of Moody’s seasoned corporate bonds index, plus 4%, which paid an average interest rate of 9.83% in fiscal 2010.

(3)	Includes medical and life insurance premiums paid by us of $14,709 for Dr. Conway and $10,443 for Mr. Thompson. Also includes matching charitable contributions by us under the NIKE Matching Gift Program, under which directors are eligible to contribute to qualified charitable organizations and we provide a matching contribution to the charities in an equal amount, up to $20,000 in the aggregate for each director annually. In fiscal 2010, we matched contributions to charities in the following amounts: Mr. Connors, $10,000, Mr. Cook, $20,000, Mr. DeNunzio, $20,000, Mr. Houser, $13,500, Mr. Smith, $20,000, and Mr. Thompson, $20,000. Also includes sample and test products we provided to directors during the fiscal year, the value of which we estimate at $240 for Dr. Wise, and $400 each for all other directors based on our incremental cost.

Director Fees and Arrangements

Under our standard director compensation program in effect in 2010, each non-employee director receives an annual retainer fee at the rate of $50,000 per year, a $2,000 meeting fee for each board meeting attended and a $1,000 meeting fee for each committee meeting attended. Dr. Wise received a retainer of $29,167 for seven months of service in fiscal 2010. Additionally, on the date of each annual meeting of shareholders, each non-employee director receives an option to purchase 4,000 shares of our Class B Common Stock. The option has a term of ten years and an exercise price equal to the closing market price of our Class B Common Stock on the grant date. The option becomes exercisable in full on the date of the next annual meeting of shareholders. Messrs. Connors, Cook, Graf, Lechleiter, Rodgers and Smith, and Dr. Wise participate in our standard director compensation program. Messrs. DeNunzio and Houser also participate in our standard program, except that, in exchange for electing in fiscal 2000 to participate in the standard program when it was first instituted, they each receive an annual option to purchase 5,000 shares of our Class B Common Stock, instead of 4,000 shares. Effective June 1, 2010, our standard director compensation program has been modified to increase the annual retainer fee to $60,000 per year, and an option to purchase 6,000 shares of our Class B Common Stock, or 7,000 shares for Messrs, DeNunzio and Houser. Consistent with the Board’s policy, Dr. Lechleiter and Dr. Wise each received an option to purchase 5,000 shares of our Class B Common Stock upon their appointment to the Board. The options were granted on June 18, 2009 for Dr. Lechleiter and on November 19, 2009 for Dr. Wise, the dates they were appointed to the Board.

Mr. Thompson and Dr. Conway do not participate in our standard director compensation program. Pursuant to elections made in fiscal 2000, Mr. Thompson and Dr. Conway receive an annual retainer fee at the rate of $32,000 per year (instead of the $50,000 annual retainer fee paid under our standard program), a

$2,000 meeting fee for each board meeting attended and a $1,000 meeting fee for each committee meeting attended. Pursuant to these elections, Mr. Thompson and Dr. Conway also receive medical insurance and $500,000 of life insurance coverage paid for by us. Additionally, on the date of each annual meeting of shareholders, Mr. Thompson and Dr. Conway each receive an annual option to purchase 4,000 shares of our Class B Common Stock on the same terms as apply to the options granted pursuant to our standard program. Effective June 1, 2010, director compensation for Mr. Thompson and Dr. Conway has been modified to increase the annual retainer fee to $42,000 per year, and an option to purchase 6,000 shares of our Class B Common Stock.

Non-employee directors serving as chair to a board committee, except the Executive Committee, also receive an annual fee at the rate of $10,000 for each committee chaired, and the chair of the Audit Committee receives an annual fee at the rate of $15,000. We also pay for or reimburse our non-employee directors for travel and other expenses incurred in attending board meetings.

Philip H. Knight, as the chairman of our board of directors, is one of our executive officers, but is not a Named Executive Officer. Mr. Knight does not receive any additional compensation for services provided as a director.

Director Participation in Deferred Compensation Plan

Under our Deferred Compensation Plan, non-employee directors may elect in advance to defer up to 100 percent of the director fees paid by us, including retainer fees, committee fees and meeting fees. For a description of the plan, see “Non-Qualified Deferred Compensation in Fiscal 2010” below. In addition, in fiscal 2000, Dr. Conway and Messrs. DeNunzio, Houser, and Thompson received credits to a fully vested NIKE stock account under the Deferred Compensation Plan in exchange for their waiver of rights to future payments under a former non-employee director retirement program. The Class B shares credited to these directors’ accounts will be distributed to them upon their retirement from the Board, and the accounts are credited with quarterly dividends until distributed.

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 15, 2010, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the directors and nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Officers”), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Mr. Knight and for all directors and officers as a group.

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
John G. Connors	Class B	40,640	(3)	—
Bellevue, Washington
Jill K. Conway	Class B	62,839	(3) (4)	—
Boston, Massachusetts
Timothy D. Cook	Class B	26,000	(3)	—
Cupertino, California
Ralph D. DeNunzio	Class B	216,654	(3) (4)	—
Riverside, Connecticut
Alan B. Graf, Jr	Class B	58,000		—
Memphis, Tennessee
Douglas G. Houser	Class B	185,125	(3) (4)	—
Portland, Oregon
Philip H. Knight	Class A	66,701,024	(5)	74.1%
One Bowerman Drive, Beaverton, Oregon 97005	Class B	66,708,764	(5)	14.5%
John C. Lechleiter	Class B	5,500	(3)	—
Indianapolis, Indiana
Mark G. Parker (6)	Class B	1,124,257	(3) (7)	0.3%
Portland, Oregon
Johnathan A. Rodgers	Class B	18,000	(3)	—
Silver Spring, Maryland
Orin C. Smith	Class B	42,000	(3)	—
Seattle, Washington
John R. Thompson, Jr	Class B	39,518	(3) (4)	—
Arlington, Virginia

	Title of Class		Shares Beneficially Owned (1)		Percent of Class (2)
Phyllis M. Wise	Class B		—		—
Seattle, Washington
Donald W. Blair (6)	Class B		453,787	(3) (7)	0.1%
Portland, Oregon
Charles Denson (6)	Class B		957,046	(3) (7)	0.2%
Portland, Oregon
Eric Sprunk (6)	Class B		328,906	(3) (7)	—
Tigard, Oregon
Gary M. DeStefano (6)	Class B		290,811	(3) (7)	—
Lake Oswego, Oregon
Sojitz Corporation of America	Preferred	(8)	300,000		100%
Portland, Oregon
Oak Hill Investment Management, L.P.	Class B		26,830,665	(9) (10)	6.8%
2775 Sand Hill Road, Menlo Park, California 94025
BlackRock, Inc	Class B		25,756,041	(10)	6.6%
40 East 57th Street, New York, NY 10022
All directors and executive officers as a group (24 persons)	Class A		66,701,024		74.1%
	Class B		71,977,458	(3)	15.7%

(1)	A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

(3)	These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 15, 2010, the following numbers of shares: 34,000 shares for Mr. Connors, 32,000 shares for Dr. Conway, 26,000 shares for Mr. Cook, 56,000 shares for Mr. DeNunzio, 40,000 shares for Mr. Graf, 20,000 shares for Mr. Houser, 5,000 shares for Dr. Lechleiter, 876,250 shares for Mr. Parker, 18,000 shares for Mr. Rodgers, 42,000 shares for Mr. Smith, 24,000 shares for Mr. Thompson, 382,500 shares for Mr. Blair, 847,500 shares for Mr. Denson, 293,000 shares for Mr. Sprunk, 234,500 shares for Mr. DeStefano, and 5,276,434 shares for the executive officer and director group.

(4)	Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: 9,573 for Dr. Conway, 8,854 for Mr. DeNunzio, 9,750 for Mr. Houser, and 7,518 for Mr. Thompson.

(5)	Does not include: (a) 130,448 Class A shares owned by a corporation which is owned by Mr. Knight’s spouse, (b) 20,000,000 Class A shares held by three grantor annuity trusts for the benefit of Mr. Knight’s children, (c) 1,850,000 Class B shares held by the Knight Foundation, a charitable foundation in which Mr. Knight and his spouse are directors, (d) 1,294,403 Class B shares held by Oak Hill Strategic Partners, L.P., a limited partnership in which a company owned by Mr. Knight is a limited partner, and (e) 25,536,262 Class B shares held by Cardinal Investment Sub I L.P., a limited partnership in which Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

(6)	Executive officer listed in the Summary Compensation Table.

(7)	Includes shares held in accounts under the NIKE, Inc. 401(k) and Profit Sharing Plan for Messrs. Parker, Blair, Denson, Sprunk and DeStefano in the amounts of 6,646, 2,161, 8,369, 713, 6,581 shares, respectively.

(8)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(9)	Includes 25,536,262 Class B shares held by Cardinal Investment Sub I, L.P. and 1,294,403 Class B shares held by Oak Hill Strategic Partners, L.P. Oak Hill Investment Management, L.P. has the sole voting and dispositive power with respect to all of these Class B shares pursuant to investment management agreements. Because this power may be revoked upon notice of 60 days or less, each of Cardinal Investment Sub I., L.P. and Oak Hill Strategic Partners, L.P. may be deemed to be the beneficial owner of the Class B shares held by it.

(10)	Information provided as of December 31, 2009 in Schedule 13G filed by the shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 2010 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except that each of the stock option grants to directors in September 2009 covering a total of 42,000 shares was reported late due to administrative error, and a sale of 3,720 shares on April 15, 2010 by Jeanne Jackson was reported late due to broker error.

Transactions with Related Persons

Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. Mr. Knight has reimbursed the Company $720,633 for NIKE’s operating costs related to his personal use of this aircraft during fiscal 2010, determined based on the cost of fuel and other variable costs associated with the flights under FAR 91-501(d).

Pursuant to the terms of a past consulting agreement with the Company, the Company agreed to pay for health insurance and for life insurance policies for Howard Slusher, the father of John Slusher, Vice President of Sports Marketing, following expiration of the agreement. During fiscal 2010 the Company paid Howard Slusher $129,568 for health and life insurance premiums.

Three of Mr. Parker’s siblings are employed by the Company in non-executive roles. Bob Parker is a Strategic Sales Director, and has been employed by the Company for over 26 years; Stephen Parker is the General Manager, China-Converse, and has been employed by the Company for over 22 years; and Ann

Parker is a Talent Development and Community Relations Director at Hurley LLC, and has been employed by the Company for over 20 years. During fiscal year 2010, the Company paid aggregate compensation to Bob Parker, Stephen Parker and Ann Parker in the amounts of $378,898, $487,789, $253,874, respectively. The compensation was consistent with compensation paid to other employees holding similar positions, and was composed of salary, performance bonus, the grant date fair value of stock options granted during the fiscal year estimated using the Black-Scholes pricing model, and profit sharing and matching contributions to Company-sponsored retirement plans.

Mr. Thompson’s son, John Thompson III, is the head basketball coach at Georgetown University, and the Company has a contract with him to provide endorsement and consulting services to the Company through August 2014, with base compensation over the 5-year term of the contract of $500,000, and up to $80,000 per year of product and other performance incentives.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the fiscal year ended May 31, 2010 were Ralph D. DeNunzio, Timothy D. Cook, John C. Lechleiter, and Johnathan A. Rodgers. The Committee is composed solely of independent, non-employee directors.

COMPENSATION DISCUSSION AND ANALYSIS

Operation of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) oversees the performance evaluation of the CEO against goals and objectives set by the Committee, and based on the evaluation, recommends the CEO’s compensation to the independent members of the Board of Directors. Subject to the approval of the independent members of the Board of Directors, the Committee also determines the compensation of our other Named Executive Officers. The Committee also oversees the performance evaluation of those officers and the administration of our executive compensation programs. The Committee receives recommendations from the CEO as to compensation of other Named Executive Officers, and the CEO participates in Committee discussions regarding the compensation of those officers. The Committee meets in executive session without the CEO to determine his compensation. The Committee is comprised of Ralph D. DeNunzio (Chairman), Timothy D. Cook, John C. Lechleiter, and Johnathan A. Rodgers, each of whom is an independent director under applicable New York Stock Exchange listing standards. The Committee operates pursuant to a written charter that is available on our website at: www.nikebiz.com/investors.

Each year, the Committee reviews our executive total compensation programs to ensure that they continue to reflect the Committee’s commitment to align the objectives and rewards of our executive officers with the creation of value for our shareholders. The programs have been designed to reinforce our pay-for-performance philosophy by delivering total compensation that motivates and rewards short and long-term financial performance to maximize shareholder value, and to be externally competitive to attract and retain outstanding and diverse executive talent. The Committee has the sole authority under its charter to retain compensation consultants to assist the Committee in evaluating the compensation of executive officers. The Committee has not retained any such consultants. In conducting their annual review, the Committee considers information provided by our human resources staff. Our human resources staff retains Hewitt Associates and Towers Watson, both independent compensation consulting firms, to provide surveys and reports containing competitive market data. The staff uses this information to make recommendations to the Committee concerning executive compensation. These consultants do not, however, formulate executive compensation strategies for NIKE or recommend individual executive compensation. The Committee reviews summaries prepared by our human resources staff and uses this data as well as reliance on the Committee’s collective experience and judgment to set executive compensation.

Use of Market Survey Data

To help establish competitive ranges of base salary, incentive compensation opportunities, and target total compensation for the purpose of making recommendations to the Committee, our human resources staff uses competitive market data from surveys and reports prepared by Hewitt Associates and Towers Watson. We use two benchmarks. One is a broad group of companies across many industries with revenues of $10 billion or more. The second benchmark used is a peer group of 14 companies which have similar revenue size, have similar products or markets, or reflect the companies with which we compete for executive talent.

For purposes of setting executive compensation for fiscal 2010, the companies in this peer group were unchanged from fiscal 2009 and consisted of the following:

Company	Reported Fiscal Year	Revenue (in millions)
Apple Inc.	09/09	$36,537.0
The Coca-Cola Company	12/09	$30,990.0
Colgate-Palmolive Company	12/09	$15,327.0
FedEx Corp.	05/09	$35,497.0
Gap Inc.	01/10	$14,197.0
General Mills Inc.	05/09	$14,691.3
Google Inc.	12/09	$23,650.6
Kellogg Co.	12/09	$12,575.0
Limited Brands Inc.	01/10	$8,632.0
Macy’s, Inc.	01/10	$23,489.0
McDonald’s Corporation	12/09	$22,745.0
PepsiCo, Inc.	12/09	$43,232.0
Starbucks Corp.	09/09	$9,774.6
The Walt Disney Company	09/09	$36,149.0

The surveys that our human resources staff reviews for each of the two benchmarks show percentile compensation levels for various executive positions with comparable job responsibilities. The Committee does not endeavor to set executive compensation at or near any particular percentile, and considers target total compensation to be competitive if it is within the 50th to 75th percentiles. Market data is only one of many factors that the Committee considers in the determination of executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual’s performance, expectations regarding the individual’s future contributions, succession planning and retention strategies, budget considerations, and our performance.

Objectives and Elements of Our Compensation Program

Our overall executive compensation strategy is accomplished through a total compensation program that is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and, most importantly, maximize shareholder returns. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation. Our program consists of the following elements:

•	Base salary that reflects the executive’s accountabilities, skills, experience, performance, and future potential

•	Annual performance-based incentive cash bonus based on Company financial results under our Executive Performance Sharing Plan

•	A portfolio approach to long-term incentive compensation to provide a balanced mix of equity and performance-based cash incentives, including:

•	Performance-based cash awards based on Company financial results under the Long-Term Incentive Plan to encourage attainment of long-term financial objectives

•	Stock options to align the interests of executives with those of shareholders

•	Restricted stock awards to provide incentives consistent with shareholder returns, and to supply a strong retention incentive

•	Benefits

•	Profit sharing contributions to defined contribution retirement plans

•	Post-termination payments under non-competition or employment agreements

In determining the award levels for each of the elements in our total compensation program, our philosophy is to “pay for performance.” As a result, we place relatively greater emphasis on the incentive components of compensation (Executive Performance Sharing Plan, Long-Term Incentive Plan, and stock options) to align the interests of our executives with shareholders, and motivate them to maximize shareholder returns. This is balanced with retention incentives provided by base salary and restricted stock awards. In fiscal 2010, incentive components (including restricted stock) accounted for 87% of the CEO’s target compensation, 85% of the NIKE Brand President’s target compensation, and approximately 76% of the other Named Executive Officers’ target compensation, as shown in the following chart:

*	Includes Executive Performance Sharing Plan, Long-term Incentive Plan, stock options, and restricted stock

We look to the experience and judgment of the Committee to determine what it believes to be the appropriate target compensation mix for each Named Executive Officer. We do not apply fixed ratios or formulae, or rely solely on market data or quantitative measures. In allocating compensation among the various elements, the Committee considers market data, Company performance and budget, the impact of the executive’s position in the Company, individual past performance, expectations for future performance, experience in the position, any anticipated increase in the individual’s responsibilities, internal pay equity for comparable positions, and retention incentives for succession planning.

Total Compensation Changes (fiscal 2010 versus fiscal 2009)

The total compensation for each of the Named Executive Officers is shown in the Summary Compensation Table on page 34. The increase in total compensation from fiscal 2009 to fiscal 2010 is primarily attributable to the following:

•

Recent changes in disclosure rules that require 100% of the fair value of restricted stock grants to be reported in the year granted, instead of reporting the compensation evenly over the vesting period.

•

Messrs. Blair, DeStefano, and Sprunk received restricted stock grants in fiscal 2010 but no such awards in fiscal 2009. Each of these officers had last received a restricted stock award in fiscal 2007 consistent with the Committee’s practice prior to fiscal 2010 of granting restricted stock every three years.

•

Each of the Named Executive Officers earned the maximum payout of the annual cash bonus for fiscal 2010 due to their achievement of profit objectives set by the Committee. None of the Named Executive Officers received a bonus in fiscal 2009.

Annual Cash Compensation

Base Salary

When making recommendations to the Committee concerning base salary levels for our Named Executive Officers, our human resources staff considers the market data described above to recommend base salaries generally between the 50th and 75th percentiles of the salaries for comparable positions reflected in the surveys and reports. Other factors considered in setting annual salary levels include the individual’s performance in the prior year, expectations regarding the individual’s future performance, experience in the position, any anticipated increase in the individual’s responsibilities, internal pay equity for comparable positions, succession planning strategies, and our annual salary budget. The Committee reviews these factors each year and adjusts base salary levels to ensure that we are appropriately rewarding performance.

The Committee generally reviews base salaries of the Named Executive Officers annually based on a review of individual performance at a meeting in June, with salary adjustments becoming effective for the first pay period ending in August. During the salary review in June 2009, the Committee decided not to increase any of the base salaries for the Named Executive Officers based on the uncertain external and internal economic conditions at that time. Accordingly, the annual salary rates of Messrs. Parker, Denson, Blair, DeStefano, and Sprunk remained the same at $1,475,000, $1,260,000, $810,000, $1,000,000, and $810,000.

In setting a Named Executive Officer’s overall compensation package for the year, the Committee attempts to place a relatively greater emphasis on the incentive components of compensation described below.

Performance-Based Annual Incentive Bonus

Annual bonuses are paid to the Named Executive Officers under our Executive Performance Sharing Plan (“PSP”). Our “pay for performance” philosophy for bonuses is simple: if we exceed our financial objectives, we will pay more; if we fail to reach them, we will pay less or nothing at all. The PSP for all executives is based 100% on overall corporate performance each year as measured by income before income taxes excluding the effect of any acquisitions, divestitures or accounting changes (“PTI”). Basing our bonus program for all executives on overall corporate performance is intended to foster teamwork and send the message to each executive that his or her role is to help ensure overall organizational success and maximize shareholder returns.

Each year the Committee establishes a target bonus for each Named Executive Officer under the PSP expressed as a percentage of base salary paid during the year. For fiscal 2010, the Committee set Mr. Parker’s target bonus at 135%, Mr. Denson’s target bonus at 120%, and the target bonus for Messrs. Blair, DeStefano, and Sprunk at 80%, which were the same target bonus percentages as in fiscal 2009. The Committee sets these target bonus levels each year based on its judgment of the impact of the position in the Company and what it finds to be competitive with our peer group of companies and our competitors, while maintaining internal pay equity for comparable positions.

The maximum bonus possible under the PSP is 150% of the target bonus, and the threshold bonus is 50% of the target bonus. If we do not achieve the threshold performance goal, the bonus payout would be zero, and if we exceed the maximum performance goal, the bonus payout would be capped at 150% of the target bonus. In August 2009, the Committee approved PSP performance goals for fiscal 2010 of $2,168 million of PTI for the target bonus payout, $2,341 million of PTI for the 150% maximum bonus payout, and $1,994 million of PTI for the 50% threshold bonus payout. The performance goal for the target payout represented a 10.8% increase over fiscal 2009 PTI of $1,957 million. The performance goal for the maximum payout represented a 19.6% increase above the prior year PTI, and the performance goal for the threshold payout represented a 1.9% increase. The percentage increases in PTI over prior year results required to achieve the target, maximum, and threshold bonus payouts each year are not uniform percentages, but are established by the Committee based on its evaluation of our business plan and prospects for the year.

NIKE delivered strong operating performance in fiscal 2010, achieving PTI of $2,517 million, which exceeded the maximum payout performance target by 7.5% or $176 million. As a result, each executive officer’s bonus payout was capped at 150% of the target bonus.

Long-Term Compensation

Performance-Based Long-Term Incentive Plan

The first component in our long-term portfolio mix is performance-based awards payable in cash under our Long-Term Incentive Plan (“LTIP”). As with the annual bonus, the LTIP follows our “pay for performance’ philosophy. If we exceed our targets, we will pay more; if we fall short, we will pay less or nothing at all. This program focuses executives on overall, long-term financial performance, and is intended to reward them for improving shareholder returns. At the beginning of each fiscal year, the Committee establishes performance goals and potential cash payouts for the next three fiscal years for all executives under the LTIP. LTIP measures for all executives are based 50% on cumulative revenues for the three-year performance period and 50% on cumulative diluted earnings per share (“EPS”) for the period, in each case excluding the effect of acquisitions, divestitures and accounting changes.

During the compensation review in August 2009, the Committee decided to not increase the LTIP target awards for any of the Named Executive Officers. As such, the target awards for the fiscal 2010-12 performance period were set at $2,000,000 for Mr. Parker, $1,500,000 for Mr. Denson and $500,000 for Mr. Blair, Mr. DeStefano and Mr. Sprunk. The Committee sets individual Named Executive Officer target LTIP levels each year based on its judgment of what it believes to be a desirable mix of long-term compensation, the impact of the position in the Company, and what it finds to be competitive with our peer group of companies and our competitors, while maintaining internal pay equity for comparable positions.

The Committee set the maximum possible payout under the LTIP equal to 200% of the target award and the threshold payout equal to 50% of the target award. For the fiscal 2010-2012 performance period, the cumulative EPS necessary to achieve the target award payout requires a compounded annual growth rate (“CAGR”) in EPS of 10% from fiscal 2009 results of $3.03. The 200% maximum payout requires cumulative EPS corresponding to an 18.0% CAGR and the 50% threshold payout requires cumulative EPS corresponding to a 6.0% CAGR. For revenue over the fiscal 2010-2012 performance period, the cumulative revenue necessary to achieve the target award payout requires a CAGR in revenues of 0.5% from fiscal 2009 results of $19,176 million. The 200% maximum payout requires cumulative revenues corresponding to a 3.0% CAGR. The 50% threshold payout requires cumulative revenues corresponding to a -1.0% CAGR. The total payout percentage will be the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively.

In setting the LTIP performance targets for the fiscal 2010-2012 performance period, the Committee convened a special meeting to carefully analyze and consider the impact the uncertain worldwide economy would have on future business over the following three fiscal years. The Committee determined at the time that strong EPS and revenue performance in that environment could be below our long-term financial goals of mid-teens percentage growth in EPS, and high single-digit percentage growth in revenue, so the Committee set the target CAGRs accordingly to be achievable but challenging.

Our executive officers were eligible to receive LTIP award payouts based on performance targets set in June 2007 covering the fiscal 2008-2010 performance period. Based on our performance over the last three fiscal years, a payout of 97% under these awards was earned. Cumulative revenues for the period were $57,037 million after adjustment to eliminate the effects of the acquisition of Umbro plc, and the divestitures of NIKE Bauer Hockey and the Starter brand of Exeter Brands Group, all of which occurred in fiscal 2008, or 98.6% of the target payout level for revenue and a 7.8% CAGR, which corresponded to a 98% payout level for revenues. Cumulative EPS for the period, after adjustment to eliminate the effects of the acquisition of Umbro Ltd. and the divestitures of NIKE Bauer Hockey and the Starter brand of Exeter Brands Group, was $11.17 or 99% of the target payout level for EPS and a 12.5% CAGR, which corresponded to a 96% payout level for EPS. The total payout of 97% was the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively.

Performance-Based Stock Options

The second component in our long-term portfolio mix is stock options. Stock options are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock. This is true “pay for performance”: executives are rewarded only if the market price of our stock rises, and they get nothing if the price does not rise. Our stock option program is generally based on granting options for a consistent number of shares each year for each position. When determining the grants, the Committee focuses on the number of shares, not the value for accounting purposes. Our approach is based on our desire to carefully control annual share usage and avoid fluctuations in grant levels due to share price changes. The Committee awards stock options to each executive based on its judgment. The Committee considers a number of factors including the individual’s performance, management succession, competitive market data as described above under Use of Market Survey Data, internal pay equity for comparable positions, and a desirable mix of long-term incentives. Our human resources staff periodically tests the reasonableness of our stock option grants against peer group market data.

Options are generally granted annually to selected employees, including the Named Executive Officers, in July of each year under our shareholder-approved Stock Incentive Plan. Stock options for fiscal 2010 were granted by the Committee on July 17, 2009 with an exercise price equal to the closing market price of our stock on that date.

Options were granted in July 2009 to Mr. Parker for 150,000 shares and to Mr. Denson for 120,000 shares. This was an increase of 15,000 shares for Mr. Parker and 10,000 shares for Mr. Denson in comparison to the number of options granted in July 2008. The Committee increased the number of stock options granted to them to reflect the Committee’s desire to align a higher portion of their compensation with shareholder returns, consistent with their review of grants to comparable executives in our peer group of companies. The Committee granted options to Messrs. Blair, DeStefano, and Edwards for 50,000 shares each. This was the same number of stock options granted to each of them in July 2008. The Committee, in its judgment, decided not to increase from the prior year the number of shares granted to Messrs. Blair, DeStefano, and Sprunk based on a review of each of the factors described above, and the Committee’s determination that the relative weighting of equity incentive compensation to target total compensation remained appropriate.

Options we grant generally vest over a four year period, and are forfeited if the employee leaves before vesting occurs, to promote executive retention. A standard retirement feature of our stock option grants for all employees since 2002 has been to accelerate vesting of some or all options for any employee with at least five years of service where the sum of the employee’s age plus years of service totaled a minimum of 55, as described below under the heading “Potential Payments Upon Termination or Change-in-Control”. Based on their ages and years of service, Mr. Parker, Mr. Denson, Mr. DeStefano, Mr. Blair, and Mr. Sprunk could terminate employment at any time and receive full vesting of their options.

In June 2010, after a review of the Company’s succession plans, the Committee and the Board of Directors amended the Stock Incentive Plan for future option grants, to remove this accelerated vesting feature and replaced it with a strengthened provision to encourage employees to delay retirement, thus strengthening retention. Beginning with the July 2010 grants, only those employees with a minimum of five years of service who are age 55 and above at the time of termination of employment will be eligible for the strengthened provision. Under the provision, only unvested stock options that have been granted for at least one full year to employees between the ages of 55 to 59 at the time of termination of employment will continue to vest, and may be exercised for up to four years after termination. If an employee is age 60 or older and has at least five years of service at termination, unvested stock options that have been granted for at least one full year, will receive accelerated vesting, and may be exercised for up to four years after termination. The features related to accelerated vesting are described below on page 42 under the heading “Potential Payments upon Termination or Change-in-Control.”

Restricted Stock Awards

The third component in our long-term portfolio mix is restricted stock awards. Stock ownership and stock-based incentive awards align the interests of our Named Executive Officers with the interests of our shareholders, as the value of this incentive rises and falls with the stock price, consistent with shareholder returns. Restricted stock awards are generally granted in July at the same meeting at which stock options are granted under our shareholder-approved Stock Incentive Plan. Awards generally vest in three equal installments on each of the first three anniversaries of the grant date. The awards promote executive retention as unvested shares held at the time the executive’s employment is terminated are forfeited. Award recipients receive dividends on the full number of restricted shares awarded, both vested and unvested.

Historically, the Committee has generally awarded restricted stock to Named Executive Officers once every three years, with our human resources staff periodically testing the reasonableness of our restricted stock awards against competitive market data as described above under Use of Market Survey Data. In June 2010, after a review of long-term incentive compensation, the Committee determined that beginning with July 2010 grants, restricted stock awards to Named Executive Officers will be awarded annually. This supports our succession plans by helping ensure retention of key leaders critical to growing the business. This practice aligns with our current practice of granting restricted stock annually to Mr. Parker and Mr. Denson to provide a greater alignment between their compensation and shareholder returns. The Committee also believes that this change will provide greater consistency and comparability of executive compensation disclosure from year-to-year. The Committee may also award restricted stock in connection with promotions or other special circumstances.

In July 2009, the Committee granted a restricted stock award to Mr. Parker valued at $3,500,000, and granted an award to Mr. Denson valued at $2,000,000, representing 66,743 shares of our Class B Stock for Mr. Parker and 38,139 shares for Mr. Denson, based on the closing price of our Class B Stock on the grant date. For Mr. Parker this represented an increase over the prior year of $1,250,000 in stock value, and for Mr. Denson this represented an increase over the prior year of $500,000 of stock value, based on the closing price on the grant dates. The Committee increased the restricted stock award levels for Mr. Parker and Mr. Denson based on several factors, particularly what the Committee believed to be a desirable mix of long-term compensation, and the Committee’s judgment of competitive grants by our peer group of companies. Messrs. Blair and DeStefano each received an award valued at $1,500,000 and Mr. Sprunk received an award valued at $1,750,000, representing 28,605 shares of our Class B Stock for Messrs. Blair and DeStefano and 33,372 shares for Mr. Sprunk, based on the closing price of our Class B Stock on the grant date. The Committee set these award levels based on their determination of an appropriate weighting of potential future contribution to the Company, retention incentives, and competitive grants by our peer group of companies. They last received awards in fiscal 2007 consistent with the practice noted above of granting awards once every three years.

Profit Sharing and Retirement Plans

The NIKE 401(k) Savings and Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation. We make matching contributions for all participants each year equal to 100% of their elective deferrals up to 5% of their total eligible compensation, which is initially invested in Class B Stock. We also make annual profit sharing contributions to the accounts of our employees under the 401(k) Savings and Profit Sharing Plan. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. The total profit sharing contribution and the percentage of salary and bonus contributed for each employee is determined each year by the Board of Directors. For fiscal 2010, the Board of Directors approved a profit sharing contribution for each employee equal to 4.56% of the employee’s total eligible salary and bonus.

The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Savings and Profit Sharing Plan, and also limits the amount of salary and bonus ($245,000 for fiscal 2010) with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified Deferred Compensation Plan. We also make profit sharing contributions under the Deferred Compensation Plan with respect to salary and bonus of any employee that exceeds the tax law limit, and for fiscal 2010 these contributions were equal to 4.56% of the total salary and bonus of each Named Executive Officer in excess of $245,000. These contributions under the Deferred Compensation Plan allow our Named Executive Officers and other highly compensated employees to receive profit sharing retirement contributions in the same percentage as our other employees. We do not match executive deferrals to the Deferred Compensation Plan. Executive officer balances in the Deferred Compensation Plan are unsecured and at-risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. Our matching and profit sharing contributions for fiscal 2010 to the accounts of the Named Executive Officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Post-termination Payments under Non-competition and/or Employment Agreements

In exchange for non-competition agreements from all of our Named Executive Officers, we have agreed to provide during the non-competition period the monthly payments described in “Potential Payments upon Termination or Change-in-Control” below on page 42, some of which are at the election of the Company. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements.

Change-in Control-Provisions

Under the terms of stock option and restricted stock awards granted before fiscal 2011, any unvested awards would vest upon certain transactions that would result in a change in control, such as shareholder approval of a liquidation, a sale, lease, exchange or transfer of substantially all of the assets of the Company, or a consolidation, merger, plan of exchange, or transaction in which the Company is not the surviving corporation. These transactions are described below under the heading “Potential Payments Upon Termination or Change-in-Control.” This vesting feature, re-approved by shareholders in 2005, was in place because we believed that utilizing a single event to vest awards provides a simple and certain approach for treatment of equity awards in a transaction that would likely result in the elimination or de-listing of our stock. This provision recognized that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treated all employees the same regardless of their employment status after the transaction. In addition it provided our employee option holders with the same opportunities as our other shareholders who are free to realize the value created at the time of the transaction by selling their equity.

In June 2010, the Committee approved a revision to our change-in-control vesting provision under which future stock option and restricted stock awards will be subject to accelerated vesting only when two events (a “double trigger”) occur. Beginning with grants made in July 2010, vesting of grants will generally be accelerated only if there is a change in control of the Company and either the acquiring entity fails to assume the awards or their employment is terminated by the acquirer without cause or by the employee for good reason within two years following a change in control. This double trigger was adopted to encourage executive retention through a period of uncertainty and a subsequent integration with an acquirer. The Committee believes that this approach will enhance shareholder value in the context of an acquisition, and align executives with the interests of investors.

Risk Assessment

At the Committee’s request, in fiscal 2010 management prepared and discussed with the Committee, an assessment of potential risk associated with the Company’s compensation programs, including any risk that would be reasonably likely to have a material adverse effect on the Company. This included an assessment of risks associated with each element of employee compensation. The assessment considered certain design features of the compensation programs that reduce the likelihood of excessive risk taking, such as reasonable performance targets, capped payouts of incentive compensation, a balance of short- and long-term incentives, a balance of cash and equity incentives, vesting of awards over time, and the potential for clawback of incentive compensation. In addition, for equity compensation the Committee and the Board restricted both the future eligibility for accelerated vesting of stock options upon termination of employment and the accelerated vesting of all equity awards upon change in control (as described above).

Clawback Policy

In June 2010, the Committee and Board of Directors approved a policy for recoupment of incentive compensation (the “clawback policy”). The Board of Directors adopted the clawback policy to prevent executives involved in certain wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in that conduct. The clawback policy generally requires an executive officer who is involved in wrongful conduct that results in a restatement of the Company’s financial statements to repay to the Company up to the full amount of any incentive compensation based on the financial statements that were subsequently restated. Incentive compensation includes the annual PSP bonus, LTIP payout, profit sharing contributions to the Deferred Compensation Plan, and excess proceeds from sales of stock and stock option awards that occurred during a restated period.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Annual bonuses under our Executive Performance Sharing Plan, long-term incentive awards under our Long-Term Incentive Plan and stock options under our 1990 Stock Incentive Plan are all structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap. However, base salary and compensation on vesting of restricted stock awards are subject to the $1 million deductibility cap. Accordingly, in fiscal 2010 a portion of the compensation paid to Mr. Parker, Mr. Denson, Mr. DeStefano, and Mr. Sprunk was not deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Ralph D. DeNunzio, Chairman

Timothy D. Cook

John C. Lechleiter

Johnathan A. Rodgers

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers who were serving as executive officers on May 31, 2010, for fiscal 2010. These individuals are referred to throughout this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Mark G. Parker	2010	$1,475,000	$3,500,003	$3,510,270	$4,441,875	$191,686	$13,118,834
Chief Executive Officer and President	2009	1,463,462	2,250,012	2,309,796	900,000	190,125	7,113,395
	2008	1,376,923	1,500,043	1,872,315	2,682,684	188,687	7,620,652
Donald W. Blair	2010	810,000	1,500,046	1,170,090	1,263,000	93,939	4,837,075
Vice President and Chief Financial Officer	2009	800,769	—	855,480	450,000	82,095	2,188,344
	2008	740,000	—	693,450	1,031,662	101,162	2,566,274
Charles D. Denson	2010	1,260,000	2,000,009	2,808,216	3,238,000	127,261	9,433,486
President of the NIKE Brand	2009	1,250,769	1,500,047	1,882,056	750,000	188,104	5,570,976
	2008	1,192,308	1,000,048	1,525,590	2,222,727	140,312	6,080,985
Gary M. DeStefano	2010	1,000,000	1,500,046	1,170,090	1,491,000	87,612	5,248,748
President, Global Operations	2009	994,615	—	855,480	450,000	94,401	2,394,496
	2008	958,846	—	693,450	1,311,351	117,865	3,081,512
Eric D. Sprunk	2010	810,000	1,750,028	1,170,090	1,263,000	77,176	5,070,294
Vice President, Merchandising and Product Management

(1)	Represents the grant date fair value of restricted stock awards granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of our Class B Common Stock on the grant date.

(2)	Represents the grant date fair value of options granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2010.

(3)	Non-Equity Incentive Plan Compensation consists of the following:

Name	Fiscal Year	Annual Incentive Compensation ($)	Long-Term Incentive Compensation ($)	Total ($)
Mark G. Parker	2010	$2,986,875	$1,455,000	$4,441,875
	2009	—	900,000	900,000
	2008	1,932,684	750,000	2,682,684
Donald W. Blair	2010	972,000	291,000	1,263,000
	2009	—	450,000	450,000
	2008	581,662	450,000	1,031,662
Charles D. Denson	2010	2,268,000	970,000	3,238,000
	2009	—	750,000	750,000
	2008	1,472,727	750,000	2,222,727
Gary M. DeStefano	2010	1,200,000	291,000	1,491,000
	2009	—	450,000	450,000
	2008	861,351	450,000	1,311,351
Eric D. Sprunk	2010	972,000	291,000	1,263,000

Amounts shown in the Annual Incentive Compensation column were earned for performance in the applicable fiscal year under our Executive Performance Sharing Plan. Amounts shown in the Long-Term Incentive Compensation column were earned for performance during the three fiscal-year period ending with the applicable fiscal year under our Long-Term Incentive Plan.

(4)	For each of the Named Executive Officers, this includes profit-sharing contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2010 in the amount of $11,184 and matching contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2010 in the amount of $12,250. Also includes profit-sharing contributions by us to the Deferred Compensation Plan for fiscal 2010 in the following amounts: $56,146 for Mr. Parker; $25,791 for Mr. Blair; $46,332 for Mr. Denson; $34,464 for Mr. DeStefano; and $25,791 for Mr. Sprunk. Includes dividends on restricted stock in the following amounts: $93,774 for Mr. Parker, $24,714 for Mr. Blair, $57,495 for Mr. Denson, $24,714 for Mr. DeStefano, and $27,951 for Mr. Sprunk. The amount for Mr. Parker includes $18,332 for an anniversary service award. The amount for Mr. Blair includes $20,000 in matching contributions by us to charities under the NIKE Matching Gift Program, under which employees are eligible to contribute to qualified charitable organizations and we provide a matching contribution in an equal amount.

Grants of Plan-Based Awards in Fiscal 2010

The following table contains information concerning the long-term incentive bonus opportunities, annual incentive bonus opportunities, restricted stock awards and stock options granted to the Named Executive Officers in fiscal 2010.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Shares Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold		Target		Maximum
		($)		($)		($)		(#)	(#)	($/Sh)	($)
Mark G. Parker	8/26/09	$995,625	(1)	$1,991,250	(1)	$2,986,875	(1)
	8/26/09	1,000,000	(2)	2,000,000	(2)	4,000,000	(2)
	7/17/09							66,743			$3,500,003
	7/17/09								150,000	$52.44	3,510,270
Donald W. Blair	8/26/09	324,000	(1)	648,000	(1)	972,000	(1)
	8/26/09	250,000	(2)	500,000	(2)	1,000,000	(2)
	7/17/09							28,605			1,500,046
	7/17/09								50,000	52.44	1,170,090
Charles D. Denson	8/26/09	756,000	(1)	1,512,000	(1)	2,268,000	(1)
	8/26/09	750,000	(2)	1,500,000	(2)	3,000,000	(2)
	7/17/09							38,139			2,000,009
	7/17/09								120,000	52.44	2,808,216
Gary M. DeStefano	8/26/09	400,000	(1)	800,000	(1)	1,200,000	(1)
	8/26/09	250,000	(2)	500,000	(2)	1,000,000	(2)
	7/17/09							28,605			1,500,046
	7/17/09								50,000	52.44	1,170,090
Eric D. Sprunk	8/26/09	324,000	(1)	648,000	(1)	972,000	(1)
	8/26/09	250,000	(2)	500,000	(2)	1,000,000	(2)
	7/17/09							33,372			1,750,028
	7/17/09								50,000	52.44	1,170,090

(1)	These amounts represent the potential bonuses payable for performance during fiscal 2010 under our Executive Performance Sharing Plan. Under this plan, the Compensation Committee approved target awards for fiscal 2010 based on a percentage of the executive’s base salary paid during fiscal 2010 as follows: Mr. Parker, 135%; Mr. Blair, 80%; Mr. Denson, 120%; Mr. DeStefano, 80%; and Mr. Sprunk, 80%. The Committee also established a series of performance targets based on our income before income taxes (“PTI”) for fiscal 2010 (excluding the effect of acquisitions, divestitures and accounting changes) corresponding to award payouts ranging from 50% to 150% of the target awards. The PTI for fiscal 2010 required to earn the target award payout was $2,168 million. The PTI for fiscal 2010 required to earn the 150% maximum payout was $2,341 million. The PTI for fiscal 2010 required to earn the 50% threshold payout was $1,994 million. Participants receive a payout at the percentage level at which the performance target is met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. Actual award payouts earned in fiscal 2009 and paid in fiscal 2010 are shown in footnote 3 to the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	These amounts represent the potential long-term incentive awards payable for performance during the three-year period consisting of fiscal 2010-2012 under our Long-Term Incentive Plan. Under this plan, the Compensation Committee approved target awards for the performance period and also established a series of performance targets based on our cumulative revenues and cumulative diluted earnings per common share (“EPS”) for the performance period (excluding the effect of acquisitions, divestitures and accounting changes not reflected in our business plan at the time of approval of the target awards) corresponding to award payouts ranging from 50% to 200% of the target awards. Participants will receive a payout at the average of the percentage levels at which the two performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. For cumulative revenues over the performance period, the target payout requires revenues of $58,105 million, the 50% threshold payout requires revenues of $56,385 million, and the 200% maximum payout requires revenues of $61,049 million. For cumulative EPS over the performance period, the target payout requires EPS of $11.03, the 50% threshold payout requires EPS of $10.23, and the 200% maximum payout requires EPS of $12.77. Under the terms of the awards, on the first payroll period ending in August 2012 we will issue the award payout to each participant, provided that the participant is employed by us on the last day of the performance period.

(3)	All amounts reported in this column represent grants of restricted stock under our 1990 Stock Incentive Plan. Restricted stock generally vests in three equal installments on the first three anniversaries of the grant date. Vesting will be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change in Control.” Dividends are payable on restricted stock at the same rate paid on all other outstanding shares of our Class B Common Stock.

(4)	All amounts reported in this column represent options granted under our 1990 Stock Incentive Plan. Options generally become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Options will become fully exercisable in certain circumstances, including any termination of employment for each of the Named Executive Officers, as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(5)	For restricted stock awards, represents the value of restricted shares granted based on the closing market price of our Class B Common Stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $23.40 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under accounting guidance applicable to stock-based compensation. The assumptions made in determining option values are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2010.

Outstanding Equity Awards at May 31, 2010

The following table sets forth information concerning outstanding stock options and unvested restricted stock held by the Named Executive Officers at May 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)
Mark G. Parker	140,000	—		26.1200	07/18/13
	140,000	—		36.6050	07/16/14
	140,000	—		43.7950	07/15/15
	250,000	—		42.1350	02/16/16
	67,500	67,500	(3)	58.5200	07/20/17
	33,750	101,250	(4)	58.2000	07/18/18
	—	150,000	(5)	52.4400	07/17/19	101,060	(6)	$7,314,723
Donald W. Blair	15,000	—		21.1800	07/12/11
	66,000	—		24.4900	07/22/12
	66,000	—		26.1200	07/18/13
	66,000	—		36.6050	07/16/14
	66,000	—		43.7950	07/15/15
	49,500	16,500	(2)	39.3800	07/14/16
	25,000	25,000	(3)	58.5200	07/20/17
	12,500	37,500	(4)	58.2000	07/18/18
	—	50,000	(5)	52.4400	07/17/19	28,605	(7)	2,070,430
Charles D. Denson	40,000	—		21.1800	07/12/11
	105,000	—		24.4900	07/22/12
	140,000	—		26.1200	07/18/13
	140,000	—		36.6050	07/16/14
	140,000	—		43.7950	07/15/15
	200,000	—		42.1350	02/16/16
	55,000	55,000	(3)	58.5200	07/20/17
	27,500	82,500	(4)	58.2000	07/18/18
	—	120,000	(5)	52.4400	07/17/19	61,017	(8)	4,416,410
Gary M. DeStefano	22,000	—		36.6050	07/16/14
	100,000	—		43.7950	07/15/15
	50,000	25,000	(2)	39.3800	07/14/16
	25,000	25,000	(3)	58.5200	07/20/17
	12,500	37,500	(4)	58.2000	07/18/18
	—	50,000	(5)	52.4400	07/17/19	28,605	(7)	2,070,430
Eric D. Sprunk	66,000	—		26.1200	07/18/13
	66,000	—		36.6050	07/16/14
	66,000	—		43.7950	07/15/15
	49,500	16,500	(2)	39.3800	07/14/16
	16,500	16,500	(3)	58.5200	07/20/17
	12,500	37,500	(4)	58.2000	07/18/18
	—	50,000	(5)	52.4400	07/17/19	33,372	(9)	2,415,465

(1)	Stock options generally become exercisable for option shares in four equal installments on each of the first four anniversaries of the grant date.

(2)	100% of these shares vested on July 14, 2010.

(3)	50% of these shares vested on July 20, 2010 and 50% will vest on July 20, 2011.

(4)	33.3% of these shares vested on July 18, 2010, 33.3% will vest on July 18, 2011 and 33.3% will vest on July 20, 2012.

(5)	25% of these shares vested on July 17, 2010, 25% will vest on July 17, 2011, 25% will vest on July 17, 2012, and 25% will vest on July 17, 2013.

(6)	22,248 of these shares vested on July 17, 2010, 22,248 of these shares will vest on July 17, 2011, and 22,247 of these shares will vest on July 17, 2012. 12,887 of these shares vested on July 18, 2010, and 12,886 will vest on July 18, 2011. 8,544 of these shares vested on July 20, 2010.

(7)	9,535 of these shares vested on July 17, 2010, 9,535 of these shares will vest on July 17, 2011 and 9,535 of these shares will vest on July 17, 2012.

(8)	12,713 of these shares vested on July 17, 2010, 12,713 of these shares will vest on July 17, 2011 and 12,713 of these shares will vest on July 17, 2012. 8,591 of these shares vested on July 18, 2010 and 8,591 of these shares will vest on July 18, 2011. 5,696 of these shares vested on July 20, 2010.

(9)	11,124 of these shares vested on July 17, 2010, 11,124 of these shares will vest on July 17, 2011 and 11,124 of these shares will vest on July 17, 2012.

Option Exercises and Stock Vested During Fiscal 2010

The following table provides information concerning stock option exercises and vesting of restricted stock during fiscal 2010 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark G. Parker	170,000	7,295,953	21,431	$1,123,842
Donald W. Blair	30,000	1,644,641	8,464	$436,235
Charles D. Denson	—	—	14,288	$749,263
Gary M. DeStefano	—	—	8,464	$436,235
Eric D. Sprunk	32,000	1,570,800	6,348	$327,176

Equity Compensation Plans

The following table summarizes equity compensation plans approved by shareholders and equity compensation plans that were not approved by the shareholders as of May 31, 2010:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders (1)	35,944,946	$46.60	16,279,324
Equity compensation plans not approved by shareholders (2)	—	—	1,221,787

Total	35,944,946	$46.60	17,501,111

(1)	Includes 35,944,946 options outstanding subject to the 1990 Stock Incentive Plan. Includes 11,537,134 shares available for future issuance under the 1990 Stock Incentive Plan, and 4,742,190 shares available for future issuance under the Employee Stock Purchase Plan. On July 16, 2010, the Compensation Committee granted options for a total of 6,197,154 shares of Class B Stock and granted restricted stock awards for a total of 193,835 shares of Class B Stock. These grants were made under the 1990 Plan and reduced the remaining shares available for future grants under the 1990 Plan. After these additional grants, as well as option exercises, cancellations, shares withheld for taxes on vesting restricted stock awards, and additional vesting of restricted stock after the end of fiscal 2010, the following is a summary of our 1990 Plan as of July 26, 2010:

•	There are 41,430,775 shares of Class B Stock to be issued upon exercise of outstanding options, with a weight average price of $49.97 and a average remaining term of 6.84 years.

•	The number of outstanding and unvested shares of restricted stock granted under the 1990 Plan is 556,436.

•	The number of shares available for making future grants under the 1990 Plan is 5,270,537.

If shareholders approve Proposal 3 to increase the number of shares authorized under the 1990 Plan by 31,000,000, the total number of shares available under for future grants the plan would be 36,270,537 as of July 26, 2010.

(2)	Includes 1,221,787 shares available for future issuance under the Foreign Subsidiary Employee Stock Purchase Plan, pursuant to which shares are offered and sold to employees of selected non-U.S. subsidiaries of the Company on substantially the same terms as those offered to U.S. employees under the shareholder-approved Employee Stock Purchase Plan.

Non-Qualified Deferred Compensation in Fiscal 2010

Name	Plan Name	Executive Contributions in Fiscal 2010 (1)	NIKE Contributions in Fiscal 2010 (1)	Aggregate Earnings in Fiscal 2010	Aggregate Withdrawals/ Distributions in Fiscal 2010	Aggregate Balance at 5/31/2010 (1)
Mark G. Parker	DCP	$532,500	$115,711	$9,423	—	$3,868,313
Donald W. Blair	DCP	—	42,117	489,680	$652,056	2,338,345
Charles D. Denson	DCP	922,523	91,128	269,871	—	14,502,163
Gary M. DeStefano	DCP	—	59,423	25,912	—	1,335,927
Eric D. Sprunk	DCP	225,000	41,589	351,536	—	2,306,667

(1)	All amounts reported in the Executive Contributions column are also included in amounts reported in the Summary Compensation Table. The amounts reported in the NIKE Contributions column represent profit sharing contributions made by us in early fiscal 2010 based on fiscal 2009 results; these amounts are also included in amounts reported for fiscal 2009 in the All Other Compensation column of the Summary Compensation Table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Parker, $3,358,029; Mr. Blair, $1,917,232; Mr. Denson, $14,426,178; Mr. DeStefano, $723,670; and Mr. Sprunk, $266,589.

Non-qualified Deferred Compensation Plans

The Named Executive Officers are eligible to participate in our Deferred Compensation Plan (the “DCP”). Participants in the DCP may elect in advance to defer up to 100 percent of their annual base salary, bonus and long-term incentive payments.

Each year, we share profits with our employees in the form of profit sharing contributions to defined contribution retirement plans. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. To the fullest extent permitted under Internal Revenue Code limitations, these contributions are made to employees’ accounts under our qualified 401(k) Savings and Profit Sharing Plan. Contributions based on salary and bonus in excess of the tax law limit ($245,000 for fiscal 2010) are made as NIKE contributions under the DCP.

Amounts deferred under the DCP are credited to a participant’s account under the DCP. Each participant may allocate his or her account among any combination of the investment funds available under the DCP. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances daily. The funds available under the DCP consist of 11 mutual funds with a variety of investment objectives. The investment funds had annual returns in fiscal 2010 ranging from 0.3% to 58.05%. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

The portion of a participant’s account attributable to elective deferrals, including investment returns, is fully vested at all times. The portion of a participant’s account attributable to NIKE contributions, including investment returns, is fully vested after the participant has been employed by us for five years. All of the Named Executive Officers are fully vested in their NIKE contributions.

Each time they elect to defer compensation, participants make an election regarding distribution of the compensation deferred under the election (as adjusted to reflect investment performance). A participant may elect for distribution to be made in a lump sum at the beginning of a predetermined year while the participant is still employed or in service (but no sooner than the fourth year after the year in which the distribution election is submitted). Alternatively, a participant may elect for distribution to be made in a lump sum or in annual installments over five, ten or fifteen years after termination of employment or service. Participants have limited rights to change their distribution elections. Participants may make a hardship withdrawal under certain circumstances. Subject to certain limitations, a participant may also at any time request to withdraw amounts from his or her account balance that were vested as of December 31, 2004 (and any subsequent investment returns on such amount). If such request is approved, the participant may withdraw 90% of the amount requested, and the remaining 10% will be permanently forfeited.

Potential Payments Upon Termination or Change-in-Control

Change-in-Control Compensation — Acceleration of Equity Awards

We have agreed to accelerate the vesting of restricted stock and stock options held by the Named Executive Officers upon the approval by our shareholders of an “Approved Transaction.” This acceleration of vesting will occur whether or not their employment is terminated. In our agreements, “Approved Transaction” is generally defined to include:

•	an acquisition of NIKE through a merger, consolidation or plan of exchange,

•	a sale of all or substantially all of our assets, or

•	the adoption of a plan for our liquidation or dissolution.

The following table shows the estimated benefits that would have been received by the Named Executive Officers if our shareholders had approved an Approved Transaction on May 31, 2010.

Name	Restricted Stock Acceleration (1)	Stock Option Acceleration (2)	Total
Mark G. Parker	$7,314,723	$5,362,275	$12,677,047
Donald W. Blair	2,070,430	2,419,750	4,490,180
Charles D. Denson	4,416,410	4,324,950	8,741,360
Gary M. DeStefano	2,070,430	2,700,250	4,770,680
Eric D. Sprunk	2,415,465	2,301,940	4,717,405

(1)	Information regarding unvested restricted stock held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The award agreements provide that all shares will immediately vest upon the approval by our shareholders of an Approved Transaction. The amounts in the table above represent the number of unvested restricted shares multiplied by a stock price of $72.38 per share, which was the closing price of our Class B Common Stock on May 28, 2010.

(2)	Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The stock option agreements provide that upon the approval by our shareholders of an Approved Transaction all outstanding unexercisable options will immediately become exercisable and all unexercised options will remain exercisable during the remainder of the term of the options, except that the Compensation Committee may provide a 30-day period prior to the Approved Transaction during which the optionees may exercise the options without any limitation on exercisability. At the end of the 30-day period, the options would terminate. Amounts in the table above represent the aggregate value as of May 31, 2009 of each Named Executive Officer’s outstanding unexercisable options based on the positive spread between the exercise price of each option and a stock price of $72.38 per share, which was the closing price of our Class B Common Stock on May 28, 2010.

Benefits Triggered on Certain Employment Terminations

Stock Option Acceleration

As of May 31, 2010, each Named Executive Officer held options to purchase Class B Common Stock as listed in the Outstanding Equity Awards table above. Under the terms of their stock option agreements, upon the death or disability of the officer, all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to 12 months, but not beyond each option’s original 10-year term. The aggregate value as of May 31, 2010 of options that would have become exercisable if death or disability had occurred on that date based on the positive spread between the exercise price of each option and a stock price of $72.38 per share, which was the closing price of our Class B Common Stock on May 31, 2010, is as set forth in the “Stock Option Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above. In addition, the increase in value of outstanding options resulting from the extension of the post-termination exercise period from three months to 12 months, with the option values as of May 31, 2010 for three-month and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, is $575,744 for Mr. Parker, $122,130 for Mr. Blair, $325,804 for Mr. Denson, $246,423 for Mr. DeStefano, and $139,915 for Mr. Sprunk.

As provided in stock option agreements for all employees, the terms of the Named Executive Officers’ stock option agreements also provide that, if termination of the officer’s employment occurs when the officer’s retirement point total is at least 55 and the officer has been employed by us for at least five years, then a portion of the unexercisable options will become exercisable for a maximum remaining term of three months as follows:

Retirement Point Total	Percent of Unexercisable Option That Becomes Exercisable
55 or 56	20%
57	40%
58	60%
59	80%
60	100%

An officer’s “retirement point total” means the sum of the officer’s age plus the number of years that the officer has been employed by us. As of May 31, 2010, the retirement point total for each of the Named Executive Officers was over 60, and these officers are therefore eligible to have all unexercisable options become fully exercisable on any termination of employment. The aggregate value as of May 31, 2010 of options held by each of the Named Executive Officers that would have become exercisable if termination of employment (other than due to death or disability) had occurred on that date is as set forth in the “Stock Option Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above.

Restricted Stock Acceleration

As of May 31, 2010, each Named Executive Officer held unvested restricted stock as set forth in the Outstanding Equity Awards table above. Under the terms of their award agreements, all unvested restricted shares will immediately vest upon the death or disability of the officer. The value of the unvested restricted shares held by each Named Executive Officer as of May 31, 2010 that would have become vested if death or disability had occurred on that date is as set forth in the “Restricted Stock Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above.

Payments Under Noncompetition Agreements

We have an agreement with each of Mr. Parker and Mr. Denson that contains a covenant not to compete that extends for two years following the termination of the officer’s employment with us. Each agreement provides that if the officer’s employment is terminated by us, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current annual salary and target Performance Sharing Plan bonus (“Annual Nike Income”). Each agreement provides further that if the officer voluntarily resigns, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual Nike Income. However, commencement of the above-described monthly payments will be delayed until after the six-month period following the officer’s separation from service, and all payments that the officer would otherwise have received during that period will be paid in a lump sum promptly following the end of the period, together with interest at the prime rate. If employment is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if employment is terminated for cause, we may unilaterally waive the covenant. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If the employment of these officers had been terminated by us on May 31, 2010 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $288,854 per month and Mr. Denson $231,000 per month for the 24-month period ending May 31, 2012. If these officers had voluntarily resigned on May 31, 2010 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $144,427 per month and Mr. Denson $115,500 per month for the 24-month period ending May 31, 2012.

We have noncompetition agreements with Mr. Blair, Mr. DeStefano and Mr. Sprunk on the same terms, except that the noncompetition period is one year instead of two years, the six month delay for commencement of payments does not apply and we may unilaterally waive the covenant in all cases including termination without cause. In addition, for Mr. Blair and Mr. Sprunk, the monthly payments are one-twelfth or one-twenty-fourth of their current annual salaries, instead of their Annual Nike Income, and for Mr. DeStefano, the monthly payments on voluntary resignation are one-twenty-fourth of his current annual salary. If the employment of these officers had been terminated by us on May 31, 2010 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $67,500 per month, Mr. DeStefano $150,000 per month and Mr. Sprunk $67,500 per month for the 12-month period ending May 31, 2012. If these officers had voluntarily resigned on May 31, 2010 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $33,750 per month, Mr. DeStefano $41,667, month and Mr. Sprunk $33,750 per month for the 12-month period ending May 31, 2011.

PROPOSAL 2

RE-APPROVAL AND AMENDMENT OF THE NIKE, INC. EXECUTIVE PERFORMANCE SHARING PLAN

Section 162(m) of the Internal Revenue Code (the “Code”) prevents a publicly held corporation from taking federal income tax deductions for compensation in excess of $1 million per year paid to any of its chief executive officer or three other most highly compensated executive officers. The Code, however, exempts compensation that qualifies as “performance-based” as defined in regulations.

The Board of Directors responded to this 1993 tax law by adopting the Executive Performance Sharing Plan (the “Plan”), which was approved by the shareholders at the fiscal 1996 annual meeting and then re-approved by the shareholders at the fiscal 2001 and 2006 annual meetings. The purpose of the Plan is to satisfy Code requirements for shareholder-approved, performance-based compensation to preserve the Company’s income tax deduction for annual incentive bonus payments to its most highly compensated executive officers. The Plan is a continuation of the previously existing incentive bonus program for corporate officers, and is similar to the incentive bonus program for all employees of the Company.

The Plan provides that it will terminate at the first shareholder meeting that occurs in the fifth fiscal year after the Company’s shareholders last approved the Plan. This provision is consistent with the tax law requirement that the Plan be re-approved by shareholders every five years in order for awards under the Plan to continue to qualify as performance-based compensation. Accordingly, unless the shareholders re-approve the Plan as requested in this proposal, the Plan will terminate at the Annual Meeting. If the shareholders re-approve the Plan, the Plan will be extended for an additional five years until the fiscal 2016 annual meeting.

In addition, on June 16, 2010, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to add to the permissible performance measurements earnings before interest and taxes (“EBIT”).

The following summary of the Plan, as proposed to be amended, is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

Description of the Plan

Persons Covered. The persons covered by the Plan are all corporate officers of the Company. Under the Company’s Bylaws, corporate officers are those elected by the Board of Directors. The corporate officers currently comprise a total of 13 persons, all of whom are executive officers. Other officers and employees of the Company continue to be eligible to receive annual cash incentive bonuses outside of the Plan.

Administration. Grants of target awards under the Plan and all other decisions regarding the administration of the Plan are made by the Compensation Committee of the Board of Directors (the “Committee”). The Committee is comprised solely of “outside directors” as that term is defined in regulations under Section 162(m).

Target Awards. Within 90 days of the beginning of each fiscal year of the Company, the Committee establishes for each corporate officer the performance target or targets and related target awards payable in cash upon meeting the performance targets for the year. Performance targets must be expressed as an objectively determinable level of performance of the Company or any subsidiary, division or other unit of the Company, based on one or more of the following: net income, net income before taxes, operating income, earnings before interest and taxes, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing the performance target. The maximum target award for a corporate officer in any year is the lesser of 200% of the officer’s base salary established at the beginning of the year, or $5 million.

Determination of Award Payouts. At the end of each fiscal year, the Committee certifies the attainment of the performance targets and the calculation of the payouts of the related target awards. No award shall be paid if the related performance target is not met, but the Committee may, in its discretion, reduce or eliminate an officer’s calculated award based on circumstances relating to the performance of the Company or the officer.

Clawback Policy. In 2010, the Board amended the Plan to provide that all future awards under the Plan will be subject to the Company’s Policy for Recoupment of Incentive Compensation and that, by acceptance of any payment under the Plan each participant expressly agrees to repay to the Company any amount that may be required to be repaid under this clawback policy. The clawback policy generally requires executive officers who are involved in wrongful conduct that results in a restatement of the Company’s financial statements to repay to the Company up to the full amount of the bonus received for any year that was restated, as determined by the Board of Directors.

Amendment and Termination. The Plan may be amended by the Committee, with the approval of the Board of Directors, at any time except to the extent that shareholder approval would be required to maintain the qualification of Plan awards as performance-based compensation. Unless again re-approved by the shareholders, the Plan will terminate at the first meeting of shareholders of the Company in the Company’s 2016 fiscal year.

Fiscal 2011 Target Awards. In June 2010, the Committee established performance targets and target awards under the Plan for the corporate officers for fiscal 2011. As in prior years, target awards for fiscal 2011 are based on the achievement of pre-established target levels of net income before taxes. The actual amounts to be paid under those awards cannot be determined at this time, as such amounts are dependent upon the Company’s performance for the current fiscal year. However, the actual bonus compensation received by the Named Officers under the Plan in fiscal 2010 is shown in the Summary Compensation Table on page 34. All corporate officers as a group, including the Named Officers, received bonus compensation under the Plan for fiscal 2010 of $13,914,433.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR re-approval and amendment of the Plan. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 2. If a quorum is present at the Annual Meeting, Proposal 2 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voting against the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists, but are not counted as voting either for or against and therefore have no effect on the results of the vote.

PROPOSAL 3

RE-APPROVAL AND AMENDMENT OF THE 1990 STOCK INCENTIVE PLAN

The Board of Directors believes that the availability of stock options and other stock-based incentives under the Company’s 1990 Stock Incentive Plan (the “1990 Plan”) is important to the Company’s ability to attract and retain experienced employees and to provide an incentive for them to exert their best efforts on behalf of the Company. As of July 26, 2010, out of a total of 132,000,000 shares of Class B Stock reserved for issuance under the 1990 Plan, only 5,270,537 shares remained available for grant. The Board of Directors believes additional shares will be needed under the 1990 Plan to provide appropriate incentives to key employees. Accordingly, on June 17, 2010 the Board of Directors approved an amendment to the 1990 Plan, subject to shareholder approval, to reserve an additional 31,000,000 shares of Class B Stock for the 1990 Plan, thereby increasing the total number of shares reserved for issuance under the 1990 Plan from 132,000,000 to 163,000,000 shares. The additional 31,000,000 shares proposed for issuance under the 1990 Plan represent 6.4% of the total outstanding Class A Stock and Class B Stock as of July 26, 2010.

The Board of Directors also approved an amendment to the 1990 Plan, subject to shareholder approval, to authorize the issuance of shares of Class B Stock pursuant to performance-based awards intended to qualify as “performance-based compensation” eligible for full deductibility despite the deduction limit under Section 162(m) of the Code. Similar to the long-term performance-based awards payable in cash under its Long-Term Incentive Plan, the proposed amendment will give the Company flexibility to make similar performance-based awards payable in Class B Stock pursuant to the 1990 Plan. The Company currently makes long-term performance-based awards payable in cash under its Long-Term Incentive Plan, and the proposed amendment will give the Company flexibility to make similar awards payable in Class B Stock pursuant to the 1990 Plan. The Company has no current intention to make such awards payable in stock. In addition, shareholder approval of this proposal will constitute re-approval of the per-employee limit on grants of options and stock appreciation rights under the Plan of 400,000 shares annually. This re-approval is required every five years for continued compliance with regulations under Section 162(m) of the Code. See “Tax Consequences.”

The proposed amendment to increase the number of shares reserved for issuance under the 1990 Plan includes a limitation on the grant of full value performance-based awards and other stock awards. If the net number of shares issued pursuant to such full value awards granted after July 16, 2010 exceeds 3,000,000 shares (plus the number of shares forfeited or withheld to satisfy tax withholding obligations under stock awards outstanding as of that date), any excess shares issued under full value awards will be counted against the available shares as 2.8 shares for each share issued.

Grants of stock options under the 1990 Plan, net of option cancellations, totaled 5,740,979 shares in fiscal 2010, 6,118,860 shares in fiscal 2009 and 5,986,820 shares in fiscal 2008, or an average of 1.3% of the outstanding Common Stock per year. Grants of restricted stock awards under the 1990 Plan totaled

498,510 shares in fiscal 2010, 74,606 shares in fiscal 2009 and 109,755 shares in fiscal 2008. On July 16, 2010, the Compensation Committee granted options for a total of 6,197,154 shares of Class B Stock and restricted stock awards for a total of 193,807 shares of Class B Stock.

The Board of Directors approved a number of amendments to the 1990 Plan in 2010 that did not require shareholder approval under either the terms of the 1990 Plan or applicable rules. These amendments generally included (a) adding an express prohibition on option repricing, (b) requiring that the exercise price of options be no less than 100% of fair market value on the date of grant and that the term of options be no more than 10 years from the date of grant, (c) adding provisions for so-called “double trigger” acceleration on change in control, (d) modifying standard provisions applicable on death, disability and retirement of optionees, (e) adding an express authorization for the grant of restricted stock units, and (f) providing that awards will be subject to the Company’s clawback policy.

The complete text of the 1990 Plan, marked to show the proposed amendment, is attached to this proxy statement as Exhibit B. The following description of the 1990 Plan is a summary of certain provisions of the 1990 Plan as amended and as proposed to be amended, and is qualified in its entirety by reference to Exhibit B.

Description of the 1990 Plan

Eligibility. All employees, officers and directors of the Company and its subsidiaries, as well as consultants, advisors and independent contractors to the Company, are eligible to be selected for awards under the 1990 Plan. The number of persons who currently hold options granted under the Plan is approximately 3,547.

Administration. The 1990 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee may promulgate rules and regulations for the operation of the 1990 Plan and related agreements and generally supervises the administration of the 1990 Plan. The Committee determines the individuals to whom awards are made under the 1990 Plan, the amount of the awards, and the other terms and conditions of the awards, except that the Committee has delegated to a board committee consisting of the Chief Executive Officer the authority to grant awards with respect to a maximum of 50,000 shares to any eligible employee who is not at the time of such grant subject to the reporting requirements and liability provisions contained in Section 16 of the Securities Exchange Act of 1934 and the regulations thereunder. The Committee may also advance any waiting period, accelerate any exercise date, or waive or modify any restriction with respect to an award.

Term of 1990 Plan. The Plan will continue until all shares available for issuance under the 1990 Plan have been issued and all restrictions on such shares have lapsed. No awards may be made under the 1990 Plan on or after the tenth anniversary of the last action by shareholders re-approving the 1990 Plan; approval of this Proposal 3 will extend the term in which awards may be made under the 1990 Plan to

September 19, 2020. The Board of Directors has the power to suspend, terminate, modify or amend the 1990 Plan at any time.

Stock Options. The Committee may grant stock options to eligible individuals under the 1990 Plan. The Committee will determine the individuals to whom options will be granted, the exercise price of each option, the number of shares to be covered by each option, the period of each option, the times at which each option may be exercised, and whether each option is an Incentive Stock Option (intended to meet all of the requirements of an Incentive Stock Option as defined in Section 422 of the Code) or a non-statutory stock option. The exercise price of each option may not be less than 100 percent of the fair market value of the underlying shares on the date of grant, except that if a grantee of an Incentive Stock Option at the time of grant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price may not be less than 110 percent of the fair market value of the underlying shares on the date of grant. For purposes of determining the exercise price of options granted under the 1990 Plan, the fair market value of the Class B Stock will be deemed to be the closing price of the Class B Stock as reported in the NYSE-Composite Transactions in The Wall Street Journal, or such other reported value of the Class B Stock as shall be specified by the Committee, on the date of grant. No monetary consideration will be paid to the Company upon the granting of options.

Options may be granted for varying periods established at the time of grant, not to exceed 10 years from the date of grant. Incentive Stock Options are nontransferable except in the event of the death of the holder. The Committee has discretion to allow non-statutory stock options to be transferred to immediate family members of the optionee, subject to certain limitations. Options will be exercisable in accordance with the terms of an option agreement entered into at the time of the grant. In the event of the death or other termination of an optionee’s employment with the Company, the 1990 Plan provides that, unless otherwise determined by the Committee, the optionee’s options may be exercised for specified periods thereafter (four years in the case of termination by reason of retirement (after reaching age 55 with 5 years of service), death or disability and three months in the case of termination for any other reason). The 1990 Plan also provides that upon any termination of employment, the Committee may extend the exercise period for any period up to the expiration date of the option and may increase the portion of the option that is exercisable.

The purchase price for shares purchased pursuant to the exercise of options must be paid in cash or, with the consent of the Committee, in whole or in part in shares of Class B Stock. With the consent of the Committee, an optionee may request the Company to withhold shares from the exercise to cover required tax withholding or to apply the shares to be received on exercise of a portion of an option to satisfy the exercise price for additional portions of the option. Upon the exercise of an option, the number of shares subject to the option and the number of shares available for issuance under the 1990 Plan will be reduced by the number of shares issued upon exercise of the option plus the number of shares, if any, withheld upon exercise to satisfy required tax withholding. Option shares that are not purchased prior to the expiration, termination or cancellation of the related option will become available for future awards under the 1990 Plan.

Repricing Prohibition. The 1990 Plan provides that, unless shareholder approval is obtained, no stock option or stock option granted in connection with a stock appreciation right may be (1) amended to reduce the exercise price, or (2) canceled in exchange for cash, another award or any other consideration at a time when the exercise price of the option exceeds the fair market value of the Class B Stock.

Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) to eligible individuals under the 1990 Plan. SARs may, but need not, be granted in connection with an option. An SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of one share of Class B Stock over its fair market value on the date of grant (or, if granted in connection with an option, the exercise price per share under the option to which the SAR relates), multiplied by the number of shares covered by the portion of the SAR or option that is surrendered. The fair market value of the Class B Stock on the date of exercise shall be deemed to be the closing price of the Class B Stock as reported in the NYSE-Composite Transactions in The Wall Street Journal, or such other reported value of the Class B Stock as shall be specified by the Committee, on the date of exercise, or if such date is not a trading day, then on the immediately preceding trading day. An SAR holder will not pay the Company any cash consideration upon either the grant or exercise of an SAR, except for tax withholding amounts upon exercise.

An SAR is exercisable only at the time or times established by the Committee, but not after 10 years from the date of grant. If an SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of an SAR may be made in shares of Class B Stock valued at fair market value, or in cash, or partly in stock and partly in cash, as determined by the Committee. The Committee may withdraw any SAR granted under the 1990 Plan at any time and may impose any conditions upon the exercise of an SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs. If an SAR is not exercised prior to the expiration, termination or cancellation of the SAR, the unissued shares subject to the SAR will become available for future awards under the 1990 Plan. Cash payments for SARs will not reduce the number of shares available for awards under the 1990 Plan. No SARs have been granted under the 1990 Plan.

Stock Awards, including Restricted Stock and Restricted Stock Units. The Committee may grant shares of Class B Stock to eligible individuals as stock awards under the 1990 Plan. The Committee will determine the individuals to receive stock awards, the number of shares to be awarded and the time of the award. No cash consideration (other than tax withholding amounts) will be paid by award recipients to the Company in connection with stock awards. Stock awards shall be subject to the terms, conditions and restrictions determined by the Committee. Restrictions may include restrictions concerning transferability, forfeiture of the shares issued, or such other restrictions as the Committee may determine. Stock awards subject to restrictions may be either restricted stock awards under which shares are issued immediately upon grant subject to forfeiture if vesting conditions are not satisfied, or restricted stock unit awards under which shares are not issued until after vesting conditions are satisfied.

Performance-Based Awards. The Committee may grant performance-based awards. All or part of the shares of Class B Stock subject to the awards will be earned if performance targets established by the Committee for the period covered by the award are met and the recipient satisfies any other restrictions established by the Committee. The performance targets may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: net income, net income before taxes, operating income, earnings before interest and taxes, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges. Performance-based awards may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied. No recipient may be granted in any fiscal year performance-based awards under which the maximum number of shares that may be issued exceeds 400,000 shares.

The proposed amendment to increase the number of shares reserved for issuance under the 19990 Plan includes a limitation on the grant of full value performance-based awards and other stock awards. If the net number of shares issued pursuant to stock awards and performance-based awards after July 16, 2010 exceeds 3,000,000 shares (plus the number of shares forfeited or withheld to satisfy tax withholding obligations under stock awards outstanding as of that date), any excess shares issued under such awards will be counted against the shares available under the 1990 Plan as 2.8 shares for each share issued. The number of shares issued pursuant to stock awards and performance-based awards that are forfeited to the Company or withheld to satisfy tax withholding obligations will become available for future grants under the 1990 Plan; provided that if any stock awards or performance-based awards are counted against the shares available as 2.8 shares for each share issued, an equal number of forfeitures and tax withholdings will be counted as 2.8 shares in determining the number of shares that again become available under the 1990 Plan.

Acceleration in Certain Events. The 1990 Plan generally provides that, unless otherwise determined by the Committee, vesting of options, SARs and stock awards granted under the 1990 Plan will be accelerated if, within two years after a change in control, a participant’s employment is terminated by the Company without cause or by the participant for good reason. Vesting will also be accelerated if the Company is acquired and the acquiring company does not assume outstanding options, SARs and restricted stock units. A “change in control” is generally defined to include (i) completion of a sale of all or substantially all of the assets of the Company or an acquisition of the Company through a merger, consolidation or share exchange, (ii) the nomination (and subsequent election) in a two-year period of a majority of our directors by persons other than the incumbent directors, (iii) the acquisition by any person of more than 50% of the outstanding Class A Stock while the Class A Stock elects a majority of our directors, and (iv) if the Class A Stock ceases to elect a majority of our directors, the acquisition by any person of more than 30% of the total outstanding Class A Stock and Class B Stock.

The 1990 Plan also provides that, unless otherwise determined by the Committee, vesting of all options will be accelerated if the optionee’s employment is terminated by reason of death or disability, and vesting of all options outstanding for at least one year will be accelerated if the optionee retires after reaching age 60 with 5 years of service. Unless otherwise determined by the Committee, if an optionee retires after reaching age 55 with 5 years of service, his or her options granted at least one year prior to retirement will continue to vest according to their vesting schedules notwithstanding termination of employment.

Clawback Policy. Awards under the Plan granted after June 16, 2010 are subject to the Company’s Policy for Recoupment of Incentive Compensation. This clawback policy generally requires executive officers who are involved in wrongful conduct that results in a restatement of the Company’s financial statements and who, after the initial release of the financial statements and prior to the announcement of the restatement, sell any shares acquired under the Plan, to repay to the Company the amount determined by the Board of Directors to be the excess amount received from such sales.

Corporate Mergers. The Committee may make awards under the 1990 Plan that have terms and conditions that vary from those specified in the Plan when such awards are granted in substitution for, or in connection with the assumption of, existing awards made by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger or other similar transaction to which the Company or an affiliated Company is a party.

Tax Consequences

Certain options authorized to be granted under the 1990 Plan are intended to qualify as “Incentive Stock Options” for federal income tax purposes. Under federal income tax law in effect as of the date of this proxy statement, an optionee will recognize no regular income upon grant or exercise of an Incentive Stock Option. The amount by which the market value of shares issued upon exercise of an Incentive Stock Option exceeds the exercise price, however, is included in the optionee’s alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If an optionee exercises an Incentive Stock Option and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an optionee disposes of shares acquired upon exercise of an Incentive Stock Option before the expiration of either the one-year holding period or the two-year holding period specified in the foregoing sentence (a “disqualifying disposition”), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will constitute capital gain. The Company will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an Incentive Stock Option. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

Certain options authorized to be granted under the 1990 Plan will be treated as non-statutory stock options for federal income tax purposes. Under federal income tax law in effect as of the date of this proxy statement, no income is generally realized by the grantee of a non-statutory stock option until the option is exercised. At the time of exercise of a non-statutory stock option, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income taxes on such income if the optionee is an employee. Upon the sale of shares acquired upon exercise of a non-statutory stock option, the optionee will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise.

An individual who receives stock under the 1990 Plan will generally realize ordinary income at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the Code. Absent an election under Section 83(b), an individual who receives shares that are not substantially vested will realize ordinary income in each year in which a portion of the shares substantially vests. The amount of ordinary income recognized in any such year will be the fair market value of the shares that substantially vest in that year less any consideration paid for the shares. The Company will generally be entitled to a deduction in the amount includable as ordinary income by the recipient at the same time or times as the recipient recognizes ordinary income with respect to the shares. The Company is required to withhold income taxes on such income if the recipient is an employee.

Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option or stock appreciation right will not be subject to the $1,000,000 limit if the option or stock appreciation right and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options and stock appreciation rights may be granted. Approval of this Proposal 3 will constitute approval of the per-employee limit under the 1990 Plan. Other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the option or stock appreciation right be not less than fair market value of the Class B Stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options and stock appreciation rights granted under the 1990 Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Under IRS regulations, compensation received through a performance-based award will not be subject to the $1,000,000 limit under Section 162(m) of the Code if the performance-based award and the plan meet certain requirements. One of these requirements is shareholder approval of the performance criteria upon which award payouts may be based and the maximum amount payable under awards, both of which are set forth in Section 8 of the proposed amended 1990 Plan. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if this proposal is approved by the shareholders, compensation received on vesting of performance-based awards granted under the 1990 Plan in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR re-approval and amendment of the 1990 Plan. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 3. If holders of a majority of the shares of Common Stock vote on the proposal, Proposal 3 will be approved if a majority of the votes cast are cast for the proposal. Abstentions are considered votes cast and have the same effect as “no” votes in determining whether the proposal is adopted. Broker non-votes are not counted as voted on the proposal and therefore have no effect on the results of the vote.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to examine the Company’s consolidated financial statements for the fiscal year ending May 31, 2011 and to render other professional services as required.

The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2010	2009
Audit Fees (1)	$7.0 million	$7.2 million
Audit-Related Fees (2)	$0.5 million	$0.4 million
Tax Fees (3)	$2.2 million	$2.1 million
All Other Fees (4)	$0.2 million	$0.1 million

Total	$9.9 million	$9.8 million

(1)	Comprised of the audits of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services, comfort letters and consents to SEC filings.

(2)	Comprised of employee benefit plan audits, acquisition due diligence, and consultations regarding financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax planning, and tax advice. Tax compliance includes services related to the preparation or review of original and amended tax returns for the Company and its consolidated subsidiaries and represents $1.6 million and $1.2 million of the tax fees for fiscal 2010 and 2009, respectively. The remaining tax fees primarily include tax advice.

(4)	Comprised of services for the preparation of tax returns for expatriate employees and other miscellaneous services.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. During fiscal 2010, all such services were approved in advance except for two engagements totaling $37,000, or less than 0.4% of total fees. During fiscal 2009, fees totaling $23,000, or 0.2% of total fees, were paid to PricewaterhouseCoopers LLP for two engagements that were not pre-approved. All such services were approved by the Audit Committee promptly after their inadvertent omission from pre-approval was noticed.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be discussed by SAS 61, as amended.

•

Received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

•

Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Alan B. Graf, Jr., Chairman

John G. Connors

Orin C. Smith

OTHER MATTERS

As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

SHAREHOLDER PROPOSALS

A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2011 annual meeting of shareholders must be received by John F. Coburn III, Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 4, 2011 to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company’s bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, and that notice must meet certain requirements described in the bylaws.

For the Board of Directors

JOHN F. COBURN III

SECRETARY

EXHIBIT A

NIKE, INC. EXECUTIVE PERFORMANCE SHARING PLAN*

This is the Executive Performance Sharing Plan of NIKE, Inc. for the payment of incentive compensation to designated employees.

Section 1. Definitions. The following terms have the following meanings:

Board: The Board of Directors of the Company.

Code: The Internal Revenue Code of 1986, as amended.

Committee: The Compensation Committee of the Board, provided however, if the Compensation Committee of the Board is not composed entirely of Outside Directors, the “Committee” shall mean a committee composed entirely of at least two Outside Directors appointed by the Board from time to time.

Company: NIKE, Inc.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Outside Directors: The meaning ascribed to this term in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

Performance Target: An objectively determinable level of performance as selected by the Committee to measure performance of the Company or any subsidiary, division, or other unit of the Company for the Year based on one or more of the following: net income, net income before taxes, operating income, earnings before interest and taxes, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing a Performance Target.

Plan: The Executive Performance Sharing Plan of the Company.

Target Award: An amount of cash compensation to be paid to a Plan participant based on achievement of a particular Performance Target level established by the Committee, expressed as a percentage of the participant’s base salary at the beginning of the Year, determined in accordance with guidelines established by the Committee.

Year: The fiscal year of the Company.

Section 2. Objectives. The objectives of the Plan are to:

(a) recognize and reward on an annual basis the Company’s corporate officers for their contributions to the overall profitability and performance of the Company; and

*	Matters in bold and underline are new; matters in ~~italics and strikeout~~ are to be deleted.

(b) qualify compensation under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

Section 3. Administration. The Plan will be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

Section 4. Participation. Participation in the Plan shall be limited to individuals who are corporate officers of the Company.

Section 5. Determination of the Performance Targets and Awards. The Committee shall determine, in its sole discretion, the Performance Targets and Target Award opportunities for each participant, within 90 days of the beginning of each Year. The Committee may establish (i) several Performance Target levels for each participant, each corresponding to a different Target Award opportunity, and (ii) different Performance Targets and Target Award opportunities for each participant in the Plan. The maximum Target Award opportunity under the Plan for a participant in any Year shall be the lesser of 200% of the participant’s base salary established at the beginning of the Year, or $5 million.

Section 6. Determination of Plan Awards. At the conclusion of the Year, in accordance with Section 162(m)(4)(C)(iii) of the Code, prior to the payment of any award under the Plan, the Committee shall certify in the Committee’s internal meeting minutes the attainment of the Performance Targets for the Year and the calculation of the awards. No award shall be paid if the related Performance Target is not met. In no event shall an award to any participant exceed the lesser of 200% of the participant’s base salary, or $5 million. The Committee may, in its sole discretion, reduce or eliminate any participant’s calculated award based on circumstances relating to the performance of the Company or the participant. Awards will be paid in cash as soon as practicable following the Committee’s certification of the awards.

Section 7. Termination of Employment. The terms of a Target Award may provide that in the event of a participant’s termination of employment for any reason during a Year, the participant (or his or her beneficiary) will receive, at the time provided in Section 6, all or any portion of the award to which the participant would otherwise have been entitled.

Section 8. Clawback Policy. Unless otherwise provided at the time of establishing a Target Award, all awards under the Plan shall be subject to the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect at the time the Target Award is established, or such other policy for “clawback” of incentive compensation as may be approved from time to time by the Committee, and by acceptance of any payment of any Award each participant expressly agrees to repay to the Company any amount that may be required to be repaid under the applicable policy.

Section ~~8~~9. Miscellaneous.

(a) Amendment and Termination of the Plan. The Committee with the approval of the Board may amend, modify or terminate the Plan at any time and from time to time except insofar as approval by the Company’s shareholders is required pursuant to Section 162(m)(4)(C)(ii) of the Code. The Plan shall terminate at the first shareholder meeting that occurs in the fifth Year after the Company’s shareholders approve the Plan. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of Target Awards previously established.

(b) No Assignment. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

(c) No Rights to Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries. The Company reserves the right to terminate a participant at any time for any reason notwithstanding the existence of the Plan.

(d) Beneficiary Designation. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of a participant’s death.

(e) Plan Unfunded. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities, nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

(f) Applicable Law. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Oregon.

EXHIBIT B

NIKE, INC. 1990 STOCK INCENTIVE PLAN*

1. Purpose. The purpose of this Stock Incentive Plan (the “Plan”) is to enable NIKE, Inc. (the “Company”) to attract and retain as directors, officers, employees, consultants, advisors and independent contractors people of initiative and ability and to provide additional incentives to such persons.

2. Shares Subject to the Plan. Subject to adjustment as provided below and in paragraph 10, the shares to be offered under the Plan shall consist of Class B Common Stock of the Company (“Shares”), and the total number of Shares that may be issued under the Plan shall not exceed one hundred sixty-three ~~one hundred thirty-two~~ million (163~~132~~,000,000) Shares (the “Plan Limit”). Any Shares subject to an option or stock appreciation right granted under the Plan shall be counted against the Plan Limit as one Share for every one Share subject to such option or stock appreciation right, except that a stock appreciation right payable solely in cash shall not be counted against the Plan Limit. If an option or stock appreciation right granted under the Plan expires, terminates or is canceled, the unissued Shares subject to such option or stock appreciation right shall again be available under the Plan. Any Shares issued pursuant to a Stock Award (as defined in paragraph 7 below) or a Performance-Based Award (as defined in paragraph 8 below) shall be counted against the Plan Limit as one Share for every one Share so issued; provided, however, that if the aggregate number of Shares issued pursuant to Stock Awards and Performance-Based Awards granted after July 16, 2010 exceeds the Full Value Limit (as defined below), any excess Shares issued under those awards shall be counted against the Plan Limit as two and eight-tenths (2.8) Shares for every one Share so issued. For all purposes of this paragraph 2, the number of shares “issued” pursuant to a Stock Award or a Performance-Based Award shall be net of any shares withheld to satisfy tax withholding obligations with respect to the award. Except as provided in the next sentence, if~~If~~ any Shares ~~sold or awarded as a bonus under the plan~~ issued pursuant to a Stock Award or a Performance-Based Award are forfeited to the Company ~~or repurchased by the Company~~, the number of Shares forfeited ~~or repurchased~~ shall again be available under the Plan. If any Shares issued pursuant to a Stock Award or a Performance-Based Award are counted against the Plan Limit as two and eight-tenths (2.8) Shares as provided above, and any Shares issued pursuant to a Stock Award or a Performance-Based Award are subsequently forfeited to the Company, the number of Shares that again become available under the Plan shall be equal to the number of Shares forfeited (up to the aggregate number of Shares previously counted against the Plan Limit as two and eight-tenths (2.8) Shares) multiplied by two and eight-tenths (2.8). The “Full Value Limit” shall equal three million (3,000,000) Shares plus the number of Shares issued pursuant to Stock Awards granted on or before July 16, 2010 that are forfeited to the Company or withheld to satisfy tax withholding obligations after July 16, 2010.

*	Matters in bold and underline are new; matters in ~~italics and strikeout~~ are to be deleted.

3. Duration of Plan. The Plan shall continue in effect until all Shares available for issuance under the Plan have been issued and all restrictions on such Shares have lapsed; provided, however, that no awards shall be made under the Plan on or after the 10th anniversary of the last action by the shareholders approving or re-approving the Plan. The Board of Directors may suspend or terminate the Plan at any time except with respect to awards and Shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding awards or the forfeitability of Shares issued under the Plan.

4. Administration. The Plan shall be administered by a committee appointed by the Board of Directors of the Company consisting of not less than two directors (the “Committee”), which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards, except that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 14. Subject to the provisions of the Plan, the Committee may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to Shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Committee shall be final and conclusive. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency. Notwithstanding anything to the contrary contained in this Paragraph 4, the Board of Directors may delegate to the Chief Executive Officer of the Company, as a one-member committee of the Board of Directors, the authority to grant awards with respect to a maximum of 50,000 Shares to any eligible employee who is not, at the time of such grant, subject to the reporting requirements and liability provisions contained in Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the regulations thereunder.

5. Types of Awards; Eligibility. The Committee may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in paragraph 6(b); (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in paragraph 6(c); (iii) grant Stock Awards, including restricted stock and restricted stock units, as provided in paragraph 7; (iv) grant Performance-Based Awards ~~sell shares subject to restrictions~~ as provided in paragraph 8; and (v) grant stock appreciation rights as provided in paragraph 9. Any such awards may be made to employees, including employees who are officers or directors, of the Company or any parent or subsidiary corporation of the Company and to other individuals described in paragraph 1 who the Committee believes have made or will make an important contribution to the Company or its subsidiaries; provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. The Committee shall select the individuals to whom awards shall be made. The Committee shall specify the action taken with respect to each individual to whom an award is made under the Plan. No employee may be granted options or stock appreciation rights under the Plan for more than 400,000 Shares in any calendar year.

6. Option Grants.

(a) Grant. The Committee may grant options under the Plan. With respect to each option grant, the Committee shall determine the number of Shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

(b) Incentive Stock Options. Incentive Stock Options shall be subject to the following terms and conditions:

(i) An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Shares subject to the option on the date it is granted, as described in paragraph 6(b)(iii), and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

(ii) Subject to paragraphs 6(b)(i) and 6(d), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Committee, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

(iii) The option price per share shall be determined by the Committee at the time of grant. Subject to paragraph 6(b)(i), the option price shall not be less than 100 percent of the fair market value of the Shares covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the closing price of the Class B Common Stock of the Company as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal on the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other reported value of the Class B Common Stock of the Company as shall be specified by the Committee.

(iv) No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

(c) Non-Statutory Stock Options. The option price for Non-Statutory Stock Options shall be determined by the Committee at the time of grant. The option price may not be less than 100 percent of the fair market value of the Shares covered by the Non-Statutory Stock Option on the date the option is granted. The fair market value of Shares covered by a Non-Statutory Stock Option shall be determined pursuant to paragraph 6(b)(iii). No Non-Statutory Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

(d) Exercise of Options. Except as provided in paragraph 6(f), no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by the Company or any parent or subsidiary corporation of the Company and shall have been so employed continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Committee shall not, however, be deemed an interruption of employment for this purpose. Except as provided in paragraphs 6(f), 10 and 11, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Committee, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Committee, if the optionee does not exercise an option in any one year with respect to the full number of Shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those Shares in any subsequent year during the term of the option.

(e) Nontransferability. Except as provided below, each stock option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, and each option by its terms shall be exercisable during the optionee’s lifetime only by the optionee. A stock option may be transferred by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death. A Non-Statutory Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. The Committee may, in its discretion, authorize all or a portion of a Non-Statutory Stock Option granted to an optionee to be on terms which permit transfer by the optionee to (i) the spouse, children or grandchildren of the optionee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, or (iii) a partnership in which Immediate Family Members are the only partners, provided that (x) there may be no consideration for any transfer, (y) the stock option agreement pursuant to which the options are granted must expressly provide for transferability in a manner consistent with this paragraph, and (z) subsequent transfers of transferred options shall be prohibited except by will or by the laws of descent and distribution. Following any transfer, options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of paragraphs 6(d), 6(g), 10 and 11 the term “optionee” shall be deemed to refer to the transferee. The events of termination of employment of paragraph 6(f), shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified, and all other references to employment, termination of employment, life or death of the optionee, shall continue to be applied with respect to the original optionee.

(f) Termination of Employment or Death.

(i) Unless otherwise provided at the time of grant, in the event the employment of the optionee by the Company or a parent or subsidiary corporation of the Company terminates for any reason other than because of normal retirement, early retirement, physical disability or death, the option may be exercised at any time prior to the expiration date of the option or the expiration of three months after the date of such termination of employment, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

(ii) Unless otherwise provided at the time of grant, in the event the employment of the optionee by the Company or a parent or subsidiary corporation of the Company terminates as a result of the optionee’s normal retirement, any option granted to the optionee less than one year prior to the date of such termination of employment shall immediately terminate, and any option granted to the optionee at least one year prior to the date of such termination of employment may be exercised by the optionee free of the limitations on the amount that may be purchased in any one year specified in the option agreement at any time prior to the expiration date of the option or the expiration of four years after the date of such termination of employment, whichever is the shorter period. For purposes of this paragraph 6(f), “normal retirement” means a termination of employment that occurs at a time when (A) the optionee’s age is at least 60 years, and (B) the optionee has at least five full years of service as an employee of the Company or a parent or subsidiary corporation of the Company.

(iii) Unless otherwise provided at the time of grant, in the event the employment of the optionee by the Company or a parent or subsidiary corporation of the Company terminates as a result of the optionee’s early retirement, any option granted to the optionee less than one year prior to the date of such termination of employment shall immediately terminate, and any option granted to the optionee at least one year prior to the date of such termination of employment may be exercised by the optionee in the amounts and according to the schedule specified in the option agreement with no forfeiture of any portion of the option resulting from such termination of employment, except that the option may not be exercised after the earlier of the expiration date of the option or the expiration of four years after the date of such termination of employment. For purposes of this paragraph 6(f), “early retirement” means a termination of employment that occurs at a time when (A) the optionee’s age is at least 55 years and less than 60 years, and (B) the optionee has at least five full years of service as an employee of the Company or a parent or subsidiary corporation of the Company.

(iv) Unless otherwise provided at the time of grant, in the event the employment of the optionee by the Company or a parent or subsidiary corporation of the Company terminates because the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code), the option may be exercised by the optionee free of the limitations on the amount that may be purchased in any one year specified in the option agreement at any time prior to the expiration date of the option or the expiration of four years after the date of such termination, whichever is the shorter period.

(v) Unless otherwise provided at the time of grant, in the event of the death of the optionee while in the employ of the Company or a parent or subsidiary corporation of the Company, the option may be exercised free of the limitations on the amount that may be purchased in any one year specified in the option agreement at any time prior to the expiration date of the option or the expiration of four years after the date of such death, whichever is the shorter period, but only by the person or persons to whom such optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(vi) The Committee, at the time of grant or at any time thereafter, may extend the three-month and four-year expiration periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Committee may determine.

(vii) To the extent that the option of any deceased optionee or of any optionee whose employment terminates is not exercised within the applicable period, all further rights to purchase Shares pursuant to such option shall cease and terminate.

(g) Purchase of Shares. Unless the Committee determines otherwise, Shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice from the optionee of the optionee’s intention to exercise, specifying the number of Shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the Shares for investment and not with a view to distribution. Unless the Committee determines otherwise, on or before the date specified for completion of the purchase of Shares pursuant to an option, the optionee must have paid the Company the full purchase price of such Shares in cash or with the consent of the Committee, in whole or in part, in Common Stock of the Company valued at fair market value. The fair market value of Common Stock of the Company provided in payment of the purchase price shall be the closing price of the Common Stock of the Company as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal or such other reported value of the Common Stock of the Company as shall be specified by the Committee, on the date the option is exercised, or if such date is not a trading day, then on the immediately preceding trading day. No Shares shall be issued until full payment therefor has been made. With the consent of the Committee, an optionee may request the Company to apply automatically the Shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Committee, an optionee may satisfy the minimum statutory withholding obligation, in whole or in part, by having the Company withhold from the Shares to be issued upon the exercise that number of Shares that would satisfy the withholding amount due or by delivering Common Stock of the Company to the Company to satisfy the withholding amount. Upon the exercise of an option, the number of Shares reserved for issuance under the Plan shall be reduced by the number of Shares issued upon exercise of the option, plus the number of Shares, if any, withheld upon exercise to satisfy the tax withholding amount.

(h) No Repricing. Except for actions approved by the shareholders of the Company or adjustments made pursuant to paragraph 10, the option price for an outstanding option granted under the Plan may not be decreased after the date of grant nor may the Company grant a new option or pay any cash or other consideration (including another award under the Plan) in exchange for any outstanding option granted under the Plan at a time when the option price of the outstanding option exceeds the fair market value of the Shares covered by the option.

7. Stock Awards, including Restricted Stock and Restricted Stock Units. The Committee may grant Shares as stock awards under the Plan (“Stock Awards”). Stock Awards shall be subject to the terms, conditions, and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability and forfeiture of the Shares awarded, together with such other restrictions as may be determined by the Committee. Stock Awards subject to restrictions may be either restricted stock awards under which shares are issued immediately upon grant subject to forfeiture if vesting conditions are not satisfied, or restricted stock unit awards under which shares are not issued until after vesting conditions are satisfied. The Committee may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the Shares awarded shall bear any legends required by the Committee. The Company may require any recipient of a Stock Award to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary, subject to applicable law. With the consent of the Committee, a recipient may satisfy the minimum statutory withholding obligation, in whole or in part, by having the Company withhold from the awarded Shares that number of Shares that would satisfy the withholding amount due or by delivering Common Stock of the Company to the Company to satisfy the withholding amount. Upon the issuance of Shares under a Stock Award, the number of Shares reserved for issuance under the Plan shall, except as otherwise provided in paragraph 2, be reduced by the number of Shares issued, net of any shares withheld to satisfy tax withholding obligations.

8. Performance-Based Awards. The Committee may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). Performance-Based Awards shall be subject to the following terms and conditions:

(a) Award Period. The Committee shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

(b) Performance Targets and Payment. The Committee shall establish in writing objectives (“Performance Targets”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Targets for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, net income before taxes, operating income, earnings before interest and taxes, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges, as determined by the Committee at the time of establishing a Performance Target. The Committee shall also establish the number of Shares to be issued under a Performance-Based Award if the Performance Targets are met or exceeded, including the fixing of a maximum number of Shares (subject to paragraph 8(d)). The Committee may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Targets. Some or all of the Shares subject to a Performance-Based Award may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Targets or, if applicable, other restrictions are not satisfied.

(c) Computation of Payment. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Targets. If the Performance Targets are not met, no payment shall be made under a Performance-Based Award. If the Performance Targets are met or exceeded, the Committee shall certify that fact in writing and certify the number of Shares earned under the terms of the Performance-Based Award.

(d) Maximum Awards. No recipient may be granted in any fiscal year Performance-Based Awards under which the maximum number of Shares that may be issued exceeds 400,000 Shares.

(e) Tax Withholding. The Company may require any recipient of a Performance-Based Award to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary, subject to applicable law. With the consent of the Committee, a recipient may satisfy the minimum statutory withholding obligation, in whole or in part, by having the Company withhold from the awarded Shares that number of Shares that would satisfy the withholding amount due or by delivering Common Stock of the Company to the Company to satisfy the withholding amount.

(f) Effect on Shares Available. Upon the issuance of Shares under a Performance-Based Award, the number of Shares reserved for issuance under the Plan shall, except as otherwise provided in paragraph 2, be reduced by the number of Shares issued, net of any shares withheld to satisfy tax withholding obligations.

~~8. Restricted Stock. The Committee may issue Shares under the Plan for such consideration (including promissory notes and services) as determined by the Committee, provided that in no event shall the consideration be less than 75 percent of fair market value of the Shares at the time of issuance. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the Shares issued, together with such other restrictions as may be determined by the Committee. All Shares issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the Shares prior to the delivery of certificates representing such Shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the Shares shall bear any legends required by the Committee. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law. With the consent of the Committee, a purchaser may deliver Common Stock of the Company to the Company to satisfy this withholding obligation. Upon the issuance of restricted stock, the number of Shares reserved for issuance under the Plan shall be reduced by the number of Shares issued.~~

9. Stock Appreciation Rights.

(a) Grant. Stock appreciation rights may be granted under the Plan by the Committee, subject to such rules, terms, and conditions as the Committee prescribes.

(b) Exercise.

(i) A stock appreciation right shall be exercisable only at the time or times established by the Committee, except that no stock appreciation right shall be exercisable after the expiration of

10 years from the date it is granted. If a stock appreciation right is granted in connection with an option, the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates terminates. If a stock appreciation right is granted in connection with an option, upon exercise of the option, the stock appreciation right or portion thereof to which the option relates terminates.

(ii) The Committee may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted before adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

(iii) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Class B Common Stock of the Company over its fair market value on the date of grant or such higher amount as the Committee may determine (or, in the case of a stock appreciation right granted in connection with an option, the option price per Share under the option to which the stock appreciation right relates), multiplied by the number of Shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. Payment by the Company upon exercise of a stock appreciation right may be made in Shares valued at fair market value, in cash, or partly in Shares and partly in cash, all as determined by the Committee.

(iv) For purposes of this paragraph 9, the fair market value of the Class B Common Stock of the Company on the date a stock appreciation right is exercised shall be the closing price of the Class B Common Stock of the Company as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal, or such other reported value of the Class B Common Stock of the Company as shall be specified by the Committee, on the date the stock appreciation right is exercised, or if such date is not a trading day, then on the immediately preceding trading day.

(v) No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash shall be paid in an amount equal to the value of the fractional share.

(vi) Each stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or county of the holder’s domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder’s lifetime only by the holder; provided, however, that a stock appreciation right not granted in connection with an Incentive Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act.

(vii) Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Committee a participant may satisfy the minimum statutory obligation, in whole or in part, by having the Company withhold from any Shares to be issued upon the exercise that number of Shares that would satisfy the withholding amount due or by delivering Common Stock of the Company to the Company to satisfy the withholding amount.

(viii) Upon the exercise of a stock appreciation right for Shares, the number of Shares reserved for issuance under the Plan shall be reduced by the number of Shares covered by the stock appreciation right. Cash payments of stock appreciation rights shall not reduce the number of Shares reserved for issuance under the Plan.

10. Changes in Capital Structure. If the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares available for awards under the Plan. In addition, the Committee shall make appropriate adjustment in the number and kind of shares subject to outstanding awards, and the exercise price of outstanding options and stock appreciation rights, to the end that the recipient’s proportionate interest is maintained as before the occurrence of such event. The Committee may also require that any securities issued in respect of or exchanged for Shares issued hereunder that are subject to restrictions be subject to similar restrictions. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.

11. Sale of the Company; Change in Control.

(a) Sale of the Company. Unless otherwise provided at the time of grant, if during the term of an option, stock appreciation right or restricted stock unit award, there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which outstanding Shares are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:

(i) the option, stock appreciation right or restricted stock unit award shall be converted into an option, stock appreciation right or restricted stock unit award to acquire stock of the surviving or acquiring corporation in the applicable transaction for a total purchase price equal to the total price applicable to the unexercised portion of the option, stock appreciation right or restricted stock unit award, and with the amount and type of shares subject thereto and exercise price per share thereof to be conclusively determined by the Committee, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of Shares following the applicable transaction, and disregarding fractional shares; or

(ii) all unissued Shares subject to restricted stock unit awards shall be issued immediately prior to the consummation of such transaction, all options and stock appreciation rights will become exercisable for 100 percent of the Shares subject to the option or stock appreciation right effective as of the consummation of such transaction, and the Committee shall approve some arrangement by which holders of options and stock appreciation rights shall have a reasonable opportunity to exercise all such options and stock appreciation rights effective as of the consummation of such transaction or otherwise realize the value of these awards, as determined by the Committee. Any option or stock appreciation right that is not exercised in accordance with procedures approved by the Committee shall terminate.

(b) Change in Control. Unless otherwise provided at the time of grant, if paragraph 11(a)(ii) does not apply, all options and stock appreciation rights granted under this Plan shall become exercisable in full for a remaining term extending until the earlier of the expiration date of the applicable option or stock appreciation right or the expiration of four years after the date of termination of employment, and all Stock Awards shall become fully vested, if a Change in Control (as defined below) occurs and at any time after the earlier of Shareholder Approval (as defined below), if any, or the Change in Control and on or before the second anniversary of the Change in Control, (i) the award holder’s employment is terminated by the Company (or its successor) without Cause (as defined below), or (ii) the award holder’s employment is terminated by the award holder for Good Reason (as defined below).

(i) For purposes of this Plan, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(A) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office;

(B) At any time that the holders of the Class A Common Stock of the Company have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding Class A Common Stock of the Company;

(C) At any time after such time as the holders of the Class A Common Stock of the Company cease to have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities;

(D) A consolidation, merger or plan of exchange involving the Company (“Merger”) as a result of which the holders of outstanding Voting Securities immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(E) A sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(ii) For purposes of this Plan, “Shareholder Approval” shall mean approval by the shareholders of the Company of a transaction, the consummation of which would be a Change in Control.

(iii) For purposes of this Plan, “Cause” shall mean (A) the willful and continued failure to perform substantially the award holder’s reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the award holder by the Company which specifically identifies the manner in which the Company believes that the award holder has not substantially performed the award holder’s duties, or (B) the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, shall be considered “willful” if the award holder reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company.

(iv) For purposes of this Plan, “Good Reason” shall mean (A) the assignment of a different title, job or responsibilities that results in a decrease in the level of responsibility of the award holder after Shareholder Approval, if applicable, or the Change in Control when compared to the award holder’s level of responsibility for the Company’s operations prior to Shareholder Approval, if applicable, or the Change in Control; provided that Good Reason shall not exist if the award holder continues to have the same or a greater general level of responsibility for Company operations after the Change in Control as the award holder had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company, (B) a reduction in the award holder’s base pay as in effect immediately prior to Shareholder Approval, if applicable, or the Change in Control, (C) a material reduction in total benefits available to the award holder under cash incentive, stock incentive and other employee benefit plans after Shareholder Approval, if applicable, or the Change in Control compared to the total package of such benefits as in effect prior to Shareholder Approval, if applicable, or the Change in Control, or (D) the award holder is required to be based more than 50 miles from where the award holder’s office is located immediately prior to Shareholder Approval, if applicable, or the Change in Control except for required travel on company business to an extent substantially consistent with the business travel obligations which the award holder undertook on behalf of the Company prior to Shareholder Approval, if applicable, or the Change in Control.

12. Corporate Mergers, Acquisitions, etc. The Committee may also grant options, stock appreciation rights and Stock Awards under the Plan having terms, conditions and provisions that vary from those specified in this Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights or Stock Awards issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a parent or subsidiary corporation of the Company is a party.

13. Clawback Policy. Unless otherwise provided at the time of grant, all awards under the Plan shall be subject to the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect at the time of grant, or such other policy for “clawback” of incentive compensation as may be approved from time to time by the Committee.

14. Amendment of Plan. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(f), 9, 10 and 11, however, no change in an award already granted shall be made without the written consent of the holder of such award.

15. Approvals. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange or trading system on which the Company’s shares may then be listed or admitted for trading, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Class B Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

16. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any parent or subsidiary corporation of the Company or interfere in any way with the right of the Company or any parent or subsidiary corporation of the Company by whom such employee is employed to terminate such employee’s employment at any time, for any reason, with or without cause, or to increase or decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

17. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Shares until the date of issue to the recipient of a stock certificate for such Shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

ANNUAL

MEETING

AND

PROXY STATEMENT

September 20, 2010

Beaverton, Oregon

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT September 19, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT September 19, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M26337-Z53710        KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC. Vote On Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	To elect a Board of Directors for the ensuing year.		☐	☐	☐
Election by Class A:
Nominees:
	01) John G. Connors	06) Mark G. Parker
	02) Timothy D. Cook	07) Johnathan A. Rodgers
	03) Ralph D. DeNunzio	08) Orin C. Smith
	04) Douglas G. Houser	09) John R. Thompson, Jr.
05) Philip H. Knight
Vote On Proposals								For	Against	Abstain
2.	To re-approve and amend the NIKE, Inc. Executive Performance Sharing Plan.							☐	☐	☐
3.	To re-approve and amend the NIKE, Inc. 1990 Stock Incentive Plan.							☐	☐	☐
4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.							☐	☐	☐
5.	To transact such other business as may properly come before the meeting.
Please indicate if you plan to attend this meeting			☐	☐
			Yes	No

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Letter to Shareholders are available at www.proxyvote.com/nike10.

M26338-Z53710

NIKE, INC. CLASS A COMMON STOCK PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2010 MEETING OF SHAREHOLDERS SEPTEMBER 20, 2010

The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 20, 2010, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2, 3, AND 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT September 19, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT September 19, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M26339-P00096            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC. Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	To elect a Board of Directors for the ensuing year.	☐	☐	☐
Election by Class B:
Nominees:
01) Jill K. Conway
02) Alan B. Graf, Jr.
03) John C. Lechleiter
04) Phyllis M. Wise
Vote On Proposals							For	Against	Abstain
2.	To re-approve and amend the NIKE, Inc. Executive Performance Sharing Plan.						☐	☐	☐
3.	To re-approve and amend the NIKE, Inc. 1990 Stock Incentive Plan.						☐	☐	☐
4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.						☐	☐	☐
5.	To transact such other business as may properly come before the meeting.
Please indicate if you plan to attend this meeting		☐	☐
		Yes	No

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Letter to Shareholders are available at www.proxyvote.com/nike10.

M26340-P00096

NIKE, INC. CLASS B COMMON STOCK PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2010 MEETING OF SHAREHOLDERS SEPTEMBER 20, 2010

The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 20, 2010, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2, 3, AND 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.